Exhibit 10.18

EXECUTION VERSION

CREDIT AGREEMENT

among

SHARYLAND PROJECTS, L.L.C.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent and Collateral Agent for the Financing Parties,

THE ROYAL BANK OF SCOTLAND PLC,

as Issuing Bank,

ROYAL BANK OF CANADA and THE ROYAL BANK OF SCOTLAND PLC,

as Co-Syndication Agents,

THE BANK OF NOVA SCOTIA, MIZUHO CORPORATE BANK LTD. AND SUMITOMO MITSUI

BANKING CORPORATION,

as Co-Documentation Agents, and

PRUDENTIAL INVESTMENT MANAGEMENT, INC.,

as Structuring and Documentation Advisor

Dated as of June 20, 2011

RBC CAPITAL MARKETS, RBS SECURITIES INC., and SG AMERICAS SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE 4. CONDITIONS PRECEDENT		59

4.1.	Conditions Precedent to the Closing Date	59
4.2.	Conditions Precedent to First Phase Construction Loans and Letters of Credit	64
4.3.	Conditions Precedent to the Second Phase Construction Loans	65
4.4.	Conditions Precedent to the Term Conversion Date	68
4.5.	Confirmation	70

ARTICLE 5. REPRESENTATIONS AND WARRANTIES		70

5.1.	Existence; Compliance with Laws	70
5.2.	Power; Authorization; Enforceable Obligations; No Legal Bar	70
5.3.	Ownership of Equity Interests	71
5.4.	Financial Statements; Material Adverse Effect	71
5.5.	Disclosure	71
5.6.	No Material Adverse Effect	72
5.7.	Governmental Approvals	72
5.8.	ERISA and Labor Matters	72
5.9.	Taxes	73
5.10.	Title to Properties; Eminent Domain Authority; Possession Under Leases; Investments	73
5.11.	Security Documents	74
5.12.	Filings	74
5.13.	Investment Company	75
5.14.	Governmental Regulation	75
5.15.	Federal Reserve Requirements	75
5.16.	Compliance with Legal Requirements	76
5.17.	OFAC	76
5.18.	PUCT; ERCOT	77
5.19.	Permits	77
5.20.	Litigation	78
5.21.	No Default	78
5.22.	Insurance	78
5.23.	Certain Environmental Matters	78
5.24.	Utilities	79
5.25.	Material Project Documents	79
5.26.	Intellectual Property	80
5.27.	Partnerships and Joint Ventures; Separateness	80
5.28.	Accounts	80
5.29.	Solvency	80
5.30.	Private Offering by the Borrower	80

ARTICLE 6. AFFIRMATIVE COVENANTS OF BORROWER		81

6.1.	Financial Information	81
6.2.	Certificates; Other Information	82
6.3.	Maintenance of Existence, Properties; Etc.	84
6.4.	Compliance with Legal Requirements; Etc.	84

6.5.	Insurance; Events of Loss	85
6.6.	Taxes; Assessments and Utility Charges	86
6.7.	Properties, Books and Records	86
6.8.	Use of Proceeds	87
6.9.	Payment of Obligations	88
6.10.	Material Project Documents	88
6.11.	OFAC	88
6.12.	Operation of Project	89
6.13.	PUCT; ERCOT	89
6.14.	Separateness Provisions	89
6.15.	Further Assurances	89
6.16.	Additional Collateral	90
6.17.	Equity Commitment	90
6.18.	Consultants	90
6.19.	Construction of Project	90
6.20.	Net Cash Proceeds	91
6.21.	Interest Rate Protection	91

ARTICLE 7. NEGATIVE COVENANTS OF BORROWER		91

7.1.	Indebtedness	91
7.2.	Liens	91
7.3.	Investments	91
7.4.	Prohibition of Fundamental Changes; Sale of Assets, Fiscal Year, Etc.	91
7.5.	Nature of Business	92
7.6.	Transactions With Affiliates	92
7.7.	No Distributions	92
7.8.	Debt to Total Capitalization Ratio	93
7.9.	Material Project Documents	93
7.10.	Amendments to Organizational Documents	94
7.11.	Amendments to Construction Budget and Schedule	94
7.12.	Additional Project Agreements	94
7.13.	Swap Agreements	94
7.14.	ERISA	94
7.15.	No Subsidiaries	94
7.16.	Accounts	94
7.17.	Terrorism Sanctions Regulations	94
7.18.	Regulations	95
7.19.	Negative Pledge Clauses	95
7.20.	Remaining Equity Commitment	95

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES		95

8.1.	Failure to Make Payments	95
8.2.	Misrepresentations	95
8.3.	Breach of Terms of This Agreement, Other Financing Documents	96
8.4.	Cross Default	96
8.5.	Bankruptcy; Insolvency	96
8.6.	ERISA Events	97

8.7.	Judgments	97
8.8.	Financing Documents; Security	97
8.9.	Loss of Applicable Permits or CCNs	97
8.10.	Equity Commitment	98
8.11.	Abandonment of Project	98
8.12.	Breach of Material Project Documents	98
8.13.	Loss of Material Project Document	99
8.14.	Loss of Collateral	99
8.15.	Failure to Satisfy Conditions to Second Phase Construction Loans	99
8.16.	Term Conversion	99
8.17.	Remedies	99
8.18.	Application of Proceeds	100

ARTICLE 9. ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS		101

9.1.	Appointment	101
9.2.	Delegation of Duties	101
9.3.	Exculpatory Provisions	101
9.4.	Reliance by Agents	102
9.5.	Notice of Default	102
9.6.	Non-Reliance on the Agents and Other Financing Parties	102
9.7.	Indemnification	103
9.8.	Agents in Their Individual Capacity	103
9.9.	Successor Agents	104
9.10.	Agents under Security Documents	104
9.11.	Collateral Agent’s Duties	105
9.12.	Right to Realize on Collateral	105
9.13.	Other Agents	105

ARTICLE 10. MISCELLANEOUS		105

10.1.	Amendments	105
10.2.	Addresses	107
10.3.	No Waiver; Cumulative Remedies	108
10.4.	Survival of Representations and Warranties	109
10.5.	Payment of Expenses and Taxes	109
10.6.	Attorney In Fact	110
10.7.	Successors and Assigns; Participations and Assignments	111
10.8.	Representations and Warranties of the Fixed Rate Note Purchasers; Registration and Exchange of Fixed Rate Notes	115
10.9.	Adjustments; Set-off	116
10.10.	Entire Agreement	117
10.11.	APPLICABLE LAW	117
10.12.	Submission To Jurisdiction; Waivers	117
10.13.	Severability	118
10.14.	Interpretation	118
10.15.	Acknowledgements	118
10.16.	Security Documents	118

10.17.	Limitation on Liability	118
10.18.	Waiver of Jury Trial	119
10.19.	Usury	119
10.20.	Confidentiality	119
10.21.	Counterparts	120
10.22.	Third Party Beneficiaries	120
10.23.	Patriot Act Compliance	120

INDEX OF EXHIBITS

Exhibit A-1	Form of First Phase Construction Loan Notice of Borrowing
Exhibit A-2	Form of Second Phase Construction Loan Notice of Borrowing
Exhibit A-3	Form of Notice of Term Conversion
Exhibit B	Form of Fixed Rate Note
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Construction Budget and Schedule
Exhibit E	Form of Exemption Certificate
Exhibit F	Form of Closing Date Certificate
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Security Agreement
Exhibit I	Form of Mortgage
Exhibit J	Form of New Lender Supplement
Exhibit K	Form of Increased Facility Activation Notice
Exhibit L	Form of Consent and Agreement
Exhibit M	Form of Lessee Consent

INDEX OF SCHEDULES

Schedule 1.1A	Commitments
Schedule 1.1B	Environmental Reports
Schedule 1.1C	Fixed Rate Note Commitments
Schedule 1.1D	Transmission Line Segments
Schedule 1.1E	Mortgaged Properties
Schedule 1.1F	Material Project Documents
Schedule 5.10(a)	Project Properties
Schedule 5.11	UCC Filing Jurisdictions
Schedule 5.19	Permits
Schedule 6.5	Insurance
Schedule 6.21	Swap Agreements
Schedule 7.6	Transactions with Affiliates

INDEX OF ANNEXES

Annex 1	Lenders; Lending Offices; Issuing Bank

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of June 20, 2011, by and among SHARYLAND PROJECTS, L.L.C., a Texas limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, SOCIÉTÉ GÉNÉRALE, as Administrative Agent and Collateral Agent, ROYAL BANK OF CANADA and THE ROYAL BANK OF SCOTLAND PLC, as co-syndication agents, (in such capacities, “Co-Syndication Agents”), THE ROYAL BANK OF SCOTLAND PLC, as Issuing Bank, THE BANK OF NOVA SCOTIA, MIZUHO CORPORATE BANK LTD. AND SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agents, the Fixed Rate Note Holders and PRUDENTIAL INVESTMENT MANAGEMENT, INC., as Structuring and Documentation Advisor.

The parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.

“1934 Act” means the Securities Exchange Act of 1934, as in effect on the Closing Date.

“Acceptable Owner” means (i) the Founding Equity Investors or (ii) any Person (1) that has (a) ratings from Moody’s and S&P not less than the higher of (x) the then-current rating of the Borrower and (y) a rating of Baa2 from Moody’s and BBB from S&P at the time that such Person acquires directly or indirectly more than 50% of the economic and voting interests of the Borrower and (b) demonstrated experience in the business of owning, managing and operating transmission facilities substantially similar to the Project or (2) if such Person does not meet the foregoing criteria, such Person is acceptable, at the time that such Person acquires directly or indirectly more than 50% of the economic and voting interests of the Borrower, to the Required Financing Parties.

“Additional Costs and Expenses” means additional costs and expenses of the Project.

“Additional Project Agreements” means, collectively, any contract or agreement entered into by the Borrower subsequent to the Closing Date that either (a) replaces or is entered into in substitution of an existing Material Project Document, and any further replacement or substitution thereof or (b) obligates the Borrower to make payments in an aggregate amount exceeding $1,000,000 in any fiscal year or $10,000,000 in the aggregate over the term of such contract or provides for payments to the Borrower in an aggregate amount exceeding $1,000,000 in any fiscal year or $10,000,000 in the aggregate over the term of such contract, provided that in the case of this clause (b), no Required Financing Party consent shall be required pursuant to

Section 7.12 for contracts or agreements relating to the purchase of materials, equipment, insurance, parts or other personal property or real property of any nature necessary or useful to the operation, maintenance, service or repair of the Project and that are included in the Construction Budget and Schedule; provided, however, that any contract or agreement entered into between the Borrower and any Affiliate shall be deemed an Additional Project Agreement.

“Administrative Agent” means Société Générale, in its capacity as administrative agent for the Financing Parties and the Issuing Bank, or its successors or assigns appointed pursuant to the terms of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote more than 30% of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Financing Party” shall mean the Borrower, a Financing Party that is an Affiliate of the Borrower, a Founding Equity Investor, or any Affiliate of a Founding Equity Investor.

“Agent Indemnitee” has the meaning given to such term in Section 9.7.

“Agents” means, collectively or individually, depending on the context, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Structuring and Documentation Advisor.

“Agreement” has the meaning given to such term in the preamble hereto.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.17(c).

“Applicable Margin” means for each Type of Loan during each applicable period set forth in the table shown below, the applicable per annum percentage under the relevant column heading below:

	Base Rate Loans	LIBOR Loans
From the Closing Date until Term Conversion:	1.00%	2.00%
From Term Conversion until the third anniversary thereof:	1.25%	2.25%
On the third anniversary of Term Conversion and thereafter:	1.50%	2.50%

“Applicable Permit” means, at any time, any Permit to be obtained by or on behalf of the Borrower or SU, including any such Permit relating to zoning, environmental or natural resource protection, pollution, sanitation, FERC, PUCT, ERCOT, PUHCA 2005, safety, siting or building, importation of technology, equipment and materials, that is (a) material and necessary at such time to the development, construction or operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to enter into any Operative Document or to consummate any transaction contemplated thereby, (b) necessary so that (i) none of the Agents, the Financing Parties, or any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA or the PUHCA 2005 or under any state laws or regulations in respect of the rates or the financial or organizational regulation of electric utilities solely as a result of the construction, operation, ownership, leasing or control of the Project, or (ii) none of the Borrower nor any Affiliate of the Borrower that is a party to an Operative Document may be deemed by any Governmental Authority to be subject to, or not exempt from, regulation under PUHCA2005 (other than the FERC regulations implementing PUHCA 2005 relating to notice of holding company status and regulatory access to books and records), or under any state laws or regulations respecting the rates or the financial or organizational regulation of electric utilities (other than as provided for in Section 5.14(c)), or (c) listed as such on Schedule 5.19.

“Application” means an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.

“Approved Fund” has the meaning given to such term in Section 10.7(b)(iii).

“Arranger” means each of RBC Capital Markets, RBS Securities Inc. and SG Americas Securities, LLC.

“Asset Sale” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee” has the meaning given such term in Section 10.7(b)(i).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C to this Agreement.

“Availability Expiration Date” means the earlier of the TCOS Approval Date and June 30, 2014.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base CREZ Budget” means Project Costs approved by the Borrower in an amount of at least $737,000,000.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the LIBOR Rate for a LIBOR Loan with a one-month interest period commencing on such day plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

“Benefited Financing Party” has the meaning given to such term in Section 10.9(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower’s Engineer” means Black & Veatch Corporation, or another engineering firm of nationally recognized standing reasonably acceptable to the Administrative Agent.

“Borrowing” means a borrowing or advance of credit under this Agreement other than the issuance or purchase of the Fixed Rate Notes.

“Borrowing Date” means the day on which a Borrowing is made.

“Breakage Costs” has the meaning given to such term in Section 2.23.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000, (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition, (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CCN” means a Certificate of Convenience and Necessity or amendment thereto issued by the PUCT in respect of the Project.

“Change of Control” means (a) at any time prior to the Term Conversion (i) (1) and prior to the completion of a Qualified IPO, the Founding Equity Investors shall cease to own (within the meaning of Rule 13d-5 of the 1934 Act), directly or indirectly, 70% or more of the economic and voting interests of the Borrower and (2) after completion of a Qualified IPO, the Founding Equity Investors shall cease to own (within the meaning of Rule 13d-5 of the 1934 Act), directly or indirectly, more than 50% of the economic and voting interests of the Borrower or (ii) members of the Ray L. Hunt family, or trusts for the benefit of the Ray L. Hunt family, shall cease to own, directly or indirectly, 75% of the economic and voting interests of SU or (b) at any time following Term Conversion (i) the Founding Equity Investors or an Acceptable Owner shall cease to own, directly or indirectly, more than 50% of the economic and voting interests of the Borrower or (ii) members of the Ray L. Hunt family or trusts for the benefit of the Ray L. Hunt family shall cease to own, directly or indirectly, more than 50% of the economic and voting interests of SU.

“Closing Date” means the date when each of the conditions set forth in Section 4.1 has been satisfied (or waived in writing by the Administrative Agent and the Financing Parties).

“COD” means the date on which the Project commences operations.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” has the meaning given to such term in the preamble hereto.

“Co-Syndication Agents” has the meaning given to such term in the preamble hereto.

“Collateral” means all property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Accounts” has the meaning given to such term in Section 2.2 of the Depositary Agreement.

“Collateral Agent” means Société Générale, as collateral agent for the Secured Parties, together with any of its successors appointed pursuant to the Financing Documents.

“Collection Station” has the meaning given to such term in the CREZ Master Lease.

“Commitment Fee Rate” means 0.75% per annum.

“Commitment Fees” has the meaning given to such term in Section 3.3(a).

“Commitments” means the Construction Loan Commitments, the Term Loan Commitments and the L/C Commitments.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.23, 2.24 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consent and Agreement” shall mean each third party consent to assignment or estoppel certificate contemplated by the Financing Documents and, with respect to any Additional Project Agreement, to the extent required pursuant to Section 7.12, a consent and agreement of each such party to such Additional Project Agreement (other than the Borrower), substantially in the form of Exhibit L, with such modifications as may be reasonably acceptable to the Administrative Agent.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower under members’ equity at such date.

“Construction Budget and Schedule” means a reasonably detailed schedule of the development and construction of the Project, a detailed total budget for the Project and an indicative monthly schedule for contemplated Borrowings of the Construction Loans, each as prepared by the Borrower and approved by the Administrative Agent (in consultation with the Independent Engineer) delivered on or before the Closing Date, in the form of Exhibit D hereto (as modified in accordance with Section 7.11), and containing a detailed description of Project Costs incurred and expected to be incurred with respect to the development and construction of the Project, in each case for the period commencing on the date of such Construction Budget and Schedule through the expected date of the TCOS Approval Date.

“Construction Loan” has the meaning given to such term in Section 2.1(b).

“Construction Loan Availability Period” means the period commencing on the date upon which the Borrower satisfies the conditions precedent set forth in Section 4.2 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the Construction Loan Termination Date and (b) the date the Construction Loan Commitments are cancelled or expire pursuant to this Agreement.

“Construction Loan Commitment” means, with respect to any Lender, the commitment of such Lender, if any, to make Construction Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Construction Loan Commitment” opposite such Lender’s name on Schedule 1.1 A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Construction Loan Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.7, or as may be increased from time to time pursuant to Section 2.25(a); provided that on the L/C Termination Date, the Construction Loan Commitment of the Lender that is also the Issuing Bank and the aggregate amount of the Construction Loan Commitments shall be increased by the amount of its unused L/C Commitment on such date. The aggregate amount of the Construction Loan Commitments on the Closing Date is $617,000,000 and the aggregate amount of the Construction Loan Commitment and the L/C Commitment is $667,000,000.

“Construction Loan Commitment Fees” has the meaning given to such term in Section 2.10(c).

“Construction Loan Notice of Borrowing” means a First Phase Construction Loan Notice of Borrowing or a Second Phase Construction Loan Notice of Borrowing, as applicable.

“Construction Loan Termination Date” means the earliest of (a) the Date Certain, (b) the Term Conversion Date and (c) the date of acceleration of the Construction Loans under Section 8.17.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party” means the Administrative Agent, the Issuing Bank, or any other Lender.

“CREZ II Budget” means the budget approved by the Borrower providing for Project Costs in excess of the costs included in the Base CREZ Budget.

“CREZ Master Lease” means the lease between the Borrower and Lessee relating to the Project, including all amendments, modifications and lease supplements entered into in accordance with the terms hereof.

“Date Certain” means June 30, 2014.

“Debt” means, at any time and without duplication, the aggregate of all Indebtedness of the Borrower which would at such time be classified in whole or in part as a liability on the consolidated balance sheet of the Borrower in accordance with GAAP (it being understood for avoidance of doubt that any liability or obligation excluded from the definition of Indebtedness shall not constitute Indebtedness for purposes of this definition), excluding Letters of Credit which are outstanding but not drawn.

“Debt Service” means, for any period, an amount equal to all principal (other than the final principal payment of the Term Loans on the Term Loan Maturity Date, but including, without duplication, all amounts overdue and not paid from any prior period and all Scheduled Repayment Amounts of the unpaid principal amount of the Loans), and any interest and fees accrued with respect to the Loans, the Fixed Rate Notes, and any Letters of Credit, then scheduled to be due and payable by the Borrower under any Financing Document, ordinary course settlement amounts payable by the Borrower under the Swap Agreements (without duplication of interest amounts payable under this Agreement) net of ordinary course settlement amounts received by the Borrower thereunder during the relevant period.

“Debt Service Coverage Ratio” means, at any time, the ratio of (i) Operating Cash Flow Available for Debt Service for any period to (ii) the amount of Debt Service for such period.

“Debt to Total Capitalization Ratio” means, at any time, the ratio of Debt of the Borrower to Total Capitalization of the Borrower.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.17(d).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, absent a good faith dispute, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Depositary Agreement” means the agreement among the Borrower, the Collateral Agent, the Administrative Agent and Société Générale, in its capacity as Depositary Bank, and dated as of even date herewith.

“Disbursement Account” has the meaning given to such term in Section 2.2 of the Depositary Agreement.

“Distribution Account” has the meaning given to such term in Section 2.2 of the Depositary Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Effective Material Project Document” means a Material Project Document that has been executed and delivered by each party thereto and with respect to which the Borrower has certified to the Administrative Agent on behalf of the Financing Parties that all conditions precedent to the effectiveness of such Material Project Document have been satisfied.

“Engineering Services Agreement” means the Master Service Agreement, dated February 25, 2009, as amended, modified and supplemented in accordance with the terms hereof, between the Borrower and the Borrower’s Engineer.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, or proceedings, under or relating to any Environmental Law, or regarding the investigation or remediation or release of, or human exposure to, any Materials of Environmental Concern.

“Environmental Law” means any and all Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning protection of natural resources or the environment, or environmental impacts on human health as now or may at any time hereafter be in effect.

“Environmental Reports” means the Environmental Reports identified on Schedule 1.1B, including all exhibits and appendices and all other attachments thereto.

“Equity Commitment” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Contribution” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of even date herewith, among the Equity Investors, the Borrower, the Administrative Agent and the Collateral Agent.

“Equity Contribution Documents” means, collectively, the Equity Contribution Agreement, the Equity Guaranty and the Equity Letter of Credit.

“Equity Guaranty” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) in a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Investor” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Letter of Credit” has the meaning given to such term in the Equity Contribution Agreement.

“ERCOT” means the Electric Reliability Council of Texas, Inc. or any other succeeding entity thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event, (b) the existence with respect to any ERISA Plan of a non-exempt Prohibited Transaction, (c) the failure of any insured medical Plan to satisfy the non-discrimination requirements of Section 105 of the Code, (d) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan), whether or not waived, (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an

application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan, (g) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (h) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, (i) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA, and (k) with respect to any Foreign Plan or Foreign Benefit Arrangement, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement, (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered, or (C) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.

“ERISA Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, (whether or not subject to ERISA) including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Event of Default” and “Events of Default” have the meanings given to such terms in Article 8.

“Event of Loss” means a single insured event or a related series of insured events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), all or any portion of the property or assets of the Borrower in excess of $20,000,000.

“Excluded Taxes” has the meaning given to such term in Section 2.22(a).

“Facilities” means each of (a) the Construction Loan Commitments and the Construction Loans made thereunder (including the Incremental Facility and any Incremental Loans made thereunder) (the “Construction Loan Facility”) and (b) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter Agreement, dated as of April 29, 2011, by and among the Borrower, Electric Infrastructure Alliance of America, L.L.C., Société Générale, RBC Capital Markets LLC, Royal Bank of Canada, RBS Securities Inc., The Royal Bank of Scotland plc, and SG Americas Securities, LLC.

“Fee Payment Date” means (a) the last day of each March, June, September and December of each year falling after the date hereof and (b) as applicable, the Construction Loan Termination Date and the Term Loan Maturity Date.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Financial Model” means the financial model of the Borrower dated June 16, 2011, as approved by the Administrative Agent.

“Financing Documents” means this Agreement, the Notes, the Fixed Rate Notes, the Security Documents, the Equity Contribution Documents, the Fee Letter, the Prudential Letter, the Specified Swap Agreements, the Consents and Agreements, the Lessee Consent and any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Financing Parties” means, collectively, the Lenders and the Fixed Rate Note Holders.

“First Phase Construction Loan” has the meaning given to such term in Section 2.1(a).

“First Phase Construction Loan Sublimit” means $130,000,000 minus the principal amount of the Fixed Rate Note.

“First Phase Construction Loan Availability Period” means the period commencing on the date upon which the Borrower satisfies the conditions precedent set forth in Section 4.2 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the period commencing on the date upon which the Borrower satisfies the conditions precedent set forth in Section 4.3 (or such conditions precedent are waived in accordance therewith) and (b) the date the Construction Loan Commitments are cancelled or expire pursuant to this Agreement.

“First Phase Construction Loan Notice of Borrowing” has the meaning given to such term in Section 2.2.

“First Phase Loan Agreement Obligations Amount” means the sum of (i) the principal of the Fixed Rate Notes, interest on the Fixed Rate Notes through October 15, 2011 and estimated Make-Whole Amount on the Fixed Rate Notes in the amount of $8,827,047.30, (ii) the principal amount of all outstanding Loans and interest thereon (after giving effect to the Swap Agreements) through October 15, 2011, commitment fees under the Credit Agreement through October 15, 2011 and (iii) the stated amount of all issued and undrawn Letters of Credit and all fees with respect thereto.

“First Repayment Date” means the thirtieth (30th) day of March, June, September or December, whichever shall first occur not less than 90 days after the Term Conversion Date.

“Fixed Rate Notes” has the meaning given to such term in Section 2.7.

“Fixed Rate Note Commitment” means, with respect to any Fixed Rate Note Purchaser, the commitment of such Fixed Rate Note Purchaser to purchase all or a portion of the Fixed Rate Notes in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Fixed Rate Note Commitment” opposite such Fixed Rate Note Holder’s name on Schedule 1.1C, or in the Assignment and Assumption pursuant to which such Fixed Rate Note Holder shall have assumed its Fixed Rate Note Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Fixed Rate Note Holders under Section 10.7. The aggregate amount of the Fixed Rate Note Commitment on the Closing Date is $60,000,000.

“Fixed Rate Note Holder” means, initially, a Fixed Rate Note Purchaser, and from and after the issuance and purchase of the Fixed Rate Notes, a financial institution or other Person that holds a Fixed Rate Note pursuant to this Agreement.

“Fixed Rate Note Purchaser” means a financial institution that purchases a Fixed Rate Note from the Borrower pursuant to this Agreement.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any ERISA Affiliate.

“Founding Equity Investor” has the meaning given to such term in the Equity Contribution Agreement.

“FPA” means the Federal Power Act, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Borrower and the Financing Parties agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Financing Parties, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Partner” means Electric Infrastructure Alliance of America, L.L.C.

“Good Utility Practice” means Good Utility Practice as defined from time to time by the PUCT and, as of the date hereof, means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition; provided that Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, the PUCT and any self-regulatory organization (including the National Association of Insurance Commissioners and ERCOT).

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, protocol, policy or similar form of decision of any Governmental Authority, including the PUCT and ERCOT.

“Guarantee” as to any Person (the “guaranteeing person”) means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Facility Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.25(a).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit K.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Facility” means the Loans issued under Section 2.25.

“Incremental Loans” has the meaning given to such term in Section 2.25(a).

“Incremental Term Facility” has the meaning given to such term in the definition of “Facilities”.

“Incremental Term Lenders” means (a) on any Increased Facility Activation Date, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Maturity Date” means with respect to the Incremental Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the Term Loan Maturity Date.

“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interest of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.4 only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning given such term in Section 10.5.

“Indemnitee” has the meaning given such term in Section 10.5.

“Independent Engineer” means E3 Consulting, LLC or its successor.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Consultant” means Moore-McNeil, LLC, or its successor.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and any other confidential or proprietary information, all registrations and applications thereof, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) as to any Base Rate Loan or Fixed Rate Notes, the thirtieth (30th) day of each March, June, September and December to occur while such Loan or Fixed Rate Note is outstanding and the final maturity date of such Loan or Fixed Rate Notes, (b) as to any LIBOR Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan or Fixed Rate Notes, the date of any repayment or prepayment made in respect thereof (including Term Conversion in respect of Construction Loans).

“Interest Period” means as to any LIBOR Loan, (a) initially, the period commencing on the Borrowing Date or on the Term Conversion Date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Construction Loan Notice of Borrowing or Notice of Term

Conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period with respect to Construction Loans, Term Loans, or Letters of Credit that would extend beyond the Construction Loan Termination Date or the Term Loan Maturity Date, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan; and

(v) the Borrower shall select Interest Periods with respect to Term Loans to match corresponding periods under the Specified Swap Agreements.

“Investments” has the meaning given to such term in Section 7.3.

“Issuing Bank” means The Royal Bank of Scotland plc, or any affiliate thereof, in its capacity as issuer of any Letter of Credit and its successors in such capacity.

“Land Use Services Agreement” means the Master Service Agreement, dated January 14, 2009, between SU and Atkins, as amended, modified and supplemented in accordance with the terms hereof and as assigned by SU to the Borrower and dated January 18, 2010.

“L/C Commitment” means $50,000,000, as such amount may be reduced pursuant to Section 3.4.

“L/C Commitment Fees” has the meaning given to such term in Section 3.3(a).

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.4.

“L/C Termination Date” means January 31, 2013 unless, on or prior to the date that is ten Business Days prior thereto, the Borrower shall have delivered a certificate, countersigned by the Independent Engineer, which together with the supporting documentation attached thereto, demonstrates that there are sufficient unused Construction Loan Commitment and Equity Commitment to pay all remaining Project Costs, in which case L/C Termination Date shall mean the Construction Loan Termination Date.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law (including common law), statute, code, treaty, rule, regulation, ordinance including any Governmental Rule (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith), or determination of an arbitrator or a court or other Governmental Authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lenders” means the banks and other financial institutions or entities that lend to the Borrower pursuant to this Agreement from time to time; provided that the term “Lender” shall not include any Fixed Rate Note Holder.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex 1 of this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and the Borrower.

“Lessee” means SU or such other Person acceptable to the Required Financing Parties who becomes the lessee under the CREZ Master Lease.

“Lessee Consent” means the consent to assignment of the CREZ Master Lease in substantially the form of Exhibit M.

“Letters of Credit” has the meaning given to such term in Section 3.1(a).

“LIBOR Base Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as the Reuters LIBOR01 page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m., New York time, on the day that is two Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBOR Base Rate” shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m., New York time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Loan of the Administrative Agent (in its capacity as a Lender).

“LIBOR Loans” means Loans that bear interest at rates based upon the LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula:

LIBOR Base Rate
1.00 - LIBOR Reserve Requirements

“LIBOR Rate Tranche” means the collective reference to LIBOR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“LIBOR Reserve Requirements” means, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“LIBOR Term Loan” means any LIBOR Loan that is a Term Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected or effective under applicable law.

“Liquidated Damages” shall mean all delay-related liquidated damages and the proceeds of any payment (or series of related payments) in connection with any buy-out payments, termination payments and other similar damages or indemnification received by the Borrower pursuant to or in connection with the CREZ Master Lease or any other Material Project Document.

“Loans” means the loans made by the Lenders under this Agreement, including Construction Loans and Term Loans.

“Margin Stock” has the meaning given to such term in Regulation U.

“Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

A. “Called Principal” means, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 2.11 or has become or is declared to be immediately due and payable pursuant to Section 8.17, as the context requires.

B. “Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

C. “Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, 0.50% greater than the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.

D. “Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

E. “Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Fixed Rate Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

F. “Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.11 or Section 2.12 or has become or is declared to be immediately due and payable pursuant to Section 8.17, as the context requires.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, or financial condition of the Borrower or the Project, (b) the validity, legality, binding effect or enforceability against the Borrower of this Agreement or any of the other Financing Documents to which it is a party, (c) the validity, perfection or enforceability of Liens granted under the Financing Documents, (d) the ability of any Agent or any Financing Party to enforce any of the Obligations, or any of its material rights and remedies under the Financing Documents or (e) the ability of the Borrower to perform its obligations under any Financing Documents to which it is a party.

“Material Project Documents” means the collective reference to the CREZ Master Lease, the Project Management Agreement, the Engineering Services Agreement, the Real Property Services Agreement, the Surveying and Mapping Services Agreement, the Land Use Services Agreement, each Substation Construction Contract, each Transmission Line Construction Contract and any Additional Project Agreements including those listed on Schedule 1.1F, as of the applicable time of determination, then in force and effect.

“Material Project Participants” means SU, each Founding Equity Investor, Borrower’s Engineer, each Substation Contractor and each Transmission Line Contractor; provided, however, that a Person shall cease to be a Material Project Participant when all obligations of such Person under all Operative Documents to which it is a party have been indefeasibly performed and/or paid in full and all warranty periods if applicable have expired.

“Materials of Environmental Concern” means all pollutants, contaminants, wastes, chemicals, explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas or electromagnetic fields, to the extent subject to regulation or which can give rise to liability under any Environmental Law.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage and deed of trust made by the Borrower in favor of, or for the benefit of, the Collateral Agent for the benefit of the Financing Parties, substantially in the form of Exhibit I.

“Mortgaged Properties” means the Project Properties listed on Schedule 1.1E, as such Schedule shall be updated from time to time hereunder, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages either on the Closing Date or subsequently pursuant to the provisions of Section 6.16. of this Agreement.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“Net Cash Proceeds” means the proceeds of any Asset Sale or any Event of Loss in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Event of Loss (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender” has the meaning given to such term in Section 2.25(b).

“New Lender Supplement” has the meaning given to such term in Section 2.25(b).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” has the meaning given to such term in Section 2.22(a).

“Non-U.S. Financing Party” has the meaning given to such term in Section 2.22(e).

“Notes” means the collective reference to any promissory notes evidencing Loans.

“Notice of Term Conversion” has the meaning given to such term in Section 2.5(a).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, the Fixed Rate Notes and any Letters of Credit and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Fixed Rate Notes, Letters of Credit, and all other obligations and liabilities of the Borrower to the Agents, the Issuing Bank or to any Financing Party (or, in the case of Specified Swap Agreements any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Financing Document, any Specified Swap Agreement, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Breakage Costs, Swap Obligations, Make Whole Amount, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Financing Party that are required to be paid by the Borrower pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC or other U.S. federal Governmental Authorities, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. Sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” has the meaning given to such term in Section 6.11.

“Operating Cash Flow Available for Debt Service” means, for any period, the excess of (a) Project Revenues over (b) Operating Costs.

“Operating Costs” means, for any period, the sum, computed without duplication among any of the following categories or from period to period, of the following actual cash operating and maintenance costs, in each case, paid by the Borrower: (a) general and administrative expenses and ordinary course fees, royalties and costs, plus (b) expenses for operating the Project and maintaining the Project in good repair and operating condition in accordance with Good Utility Practice paid during such period, including to the counterparties to the Material Project Documents as required pursuant to the Material Project Documents (including (x) capital expenditures incurred in connection with required maintenance of the Project, (y) capital expenditures required by applicable Legal Requirements or any Applicable

Permit and (z) capital expenditures which the Borrower is required to make pursuant to the terms of the Operative Documents plus (c) insurance costs paid in respect of insurance maintained or required to be maintained in respect of the Project during such period, plus (d) applicable sales and excise taxes (if any) paid or reimbursable by the Borrower during such period, plus (e) franchise taxes paid by the Borrower during such period, plus (f) property taxes paid by the Borrower during such period, plus (g) any other direct taxes (if any) paid by the Borrower during such period, plus (h) costs and fees attendant to the obtaining and maintaining in effect the Permits paid during such period, plus (i) legal, accounting and other professional fees attendant to any of the foregoing items paid during such period, plus (j) all other cash expenses paid by the Borrower in the ordinary course of business in connection with the Project, plus (k) expenses incurred as necessary to prevent or mitigate an emergency situation plus (l) any other expenses not included in (a) through (k) above, which under the CREZ Master Lease are for the account of the Borrower. Operating Costs shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation and other non-cash charges for such period, (iv) payments made in respect of Debt Service, and (v) payments of any kind with respect to any necessary restoration of the Project during such period funded from the proceeds of insurance, equity contributions or the proceeds of Indebtedness.

“Operating Partnership” means Electric Infrastructure Alliance of America, L.P.

“Operative Documents” means the Financing Documents and the Material Project Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Financing Document.

“Participant” has the meaning given to such term in Section 10.7(e).

“Participant Register” has the meaning given to such term in Section 10.7(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other United States laws and regulations relating to money-laundering and terrorist activities.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any ERISA Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such ERISA Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permit” means any and all franchises, licenses, CCNs, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Legal Requirement.

“Permitted Indebtedness” means:

(i) Indebtedness under or in respect of the Financing Documents;

(ii) obligations incurred under the Material Project Documents; and

(iii) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of the Borrower’s business operation so long as such trade accounts payable are payable within forty-five (45) days of the date the respective goods are delivered or the respective services are rendered and are not more than sixty (60) days past due.

“Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000 and rated at least A by S&P or A2 by Moody’s, (c) repurchase obligations of any Financing Party or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government, (d) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, or territory, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (e) securities with maturities of six (6) months or less from the date acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (f) money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition, or (g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(i) the Liens created pursuant to the Security Documents;

(ii) Liens imposed by any Governmental Authority for any tax, assessment or other charge to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as (a) cash reserves consistent with GAAP have been established on the Borrower’s books, in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest;

(iii) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens and for which cash reserves consistent with GAAP have been established on the Borrower’s books, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(iv) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves consistent with GAAP have been established on the Borrower’s books, bonds or other security acceptable to the Administrative Agent in its reasonable discretion have been provided or are fully covered by insurance;

(v) Liens, deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, the Borrower’s obligations under the Material Project Documents (other than for the repayment of borrowed money) or leases, or in the ordinary course of its business, not to exceed $5,000,000 in the aggregate at any time, and with any such Lien to be released within 30 days of its attachment;

(vi) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business of the Borrower;

(vii) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business of the Borrower, is conducted and which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(viii) all rights of condemnation, eminent domain, or other similar right of any Person.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, executed and delivered by the Pledgor, substantially in the form of Exhibit G.

“Pledgor” means Sharyland Distribution and Transmission Services, L.L.C.

“Pledgor Acquisition” means the merger or amalgamation of the Borrower into, or the consolidation of the Borrower with, the Pledgor, or the acquisition by the Pledgor of all or any substantial part of the assets of the Borrower, in each case pursuant to a transaction whereby the Pledgor expressly assumes the Obligations of the Borrower with respect to the Fixed Rate Notes and the CREZ Master Lease.

“Pledgor Required Note Holders” means Required Holders as defined in the Pledgor Note Purchase Agreement.

“Pledgor Note Purchase Agreement” means the Amended and Restated Note Purchase Agreement, dated July 13, 2010, between the Pledgor and the purchasers named therein, as in effect on the date hereof.

“Pledged Stock” has the meaning given to such term in the Pledge Agreement.

“Prepayment Account” has the meaning given to such term in Section 2.2 of the Depositary Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Prohibited Transaction” has the meaning given to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Project” means the construction of five transmission line segments and four substations in the Panhandle and South Plains portions of Texas as part of the transmission projects comprising the Texas Competitive Renewable Energy Zones approved by the Public Utility Commission of Texas.

“Project Costs” means the cost of developing, designing, engineering, equipping, procuring, constructing, starting up, commissioning, acquiring and testing the Project in accordance with Good Utility Practice, including (a) the cost of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, contingency, demolition, site preparation, civil works, and remediation in connection therewith, (b) the cost of acquiring and using any real property, lease, easement and any other necessary real property interests related to the Project, (c) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the

Project during the period prior to the Term Conversion Date (the “Construction Period”), (d) interest payable on any Loans, the Fixed Rate Notes and financing-related fees and costs during the Construction Period (including any and all Commitment Fees, fees paid in connection with Letters of Credit and other fees, interest and other amounts payable by the Borrower under this Agreement and Swap Agreements), (e) the costs of acquiring Permits for the Project during the Construction Period, (f) all Operating Costs attributable to the Project during the Construction Period and in accordance with the Construction Budget and Schedule, including the permitted variances thereto, (g) the cost of establishing a spare parts inventory for the Project (if any), (h) other fees (but only fees payable to third parties) and expenses relating to the development, construction, acquisition and closing of financing of the Project, including financial, legal and consulting fees, costs and expenses in accordance with the Construction Budget and Schedule, including the permitted variances thereto, and (i) expenses incurred to prevent or mitigate an emergency situation; provided, however, that the total aggregate amount of such Project Costs shall not exceed the Project Costs set forth in the Construction Budget and Schedule, including the permitted variances thereto. The term “Project Costs” shall include amounts used to repay Pledgor for Project Costs incurred on behalf of the Borrower prior to or after the Closing Date.

“Project Management Agreement” means that certain Construction Management Agreement dated as of June 20, 2011, as amended, modified and supplemented in accordance with the terms hereof, by and between the Borrower and SU.

“Project Properties” means the Real Properties in Texas on which the Project will be located.

“Project Revenues” means all income and cash revenues received by the Borrower from the ownership, or, if any, operation of the Project, including (a) all interest earned on Permitted Investments held in the Collateral Accounts, (b) payments due to the Borrower (or refunds received by the Borrower) under the CREZ Master Lease and any other Material Project Document (including any proceeds from liquidated damages and warranty payments due to the Borrower under any Material Project Document), (c) proceeds from any Event of Loss from any business interruption insurance maintained by or on behalf of Borrower and (d) all other operating income, however earned or received, by the Borrower during such period; provided that Project Revenues shall not include (i) any funds of the Borrower, whether contributed to the Borrower by the Pledgor or an Affiliate thereof or any other Person, (ii) the proceeds of the Loans and (iii) any other proceeds from any Event of Loss (other than proceeds of any business interruption insurance as set forth above).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proportionate Share” means, with respect to any Facility, and with respect to any Lender under such Facility, the proportion that such Lender’s Commitment with respect to such Facility then constitutes of the total Commitments with respect to such Facility (or, at any time after the Commitments with respect to such Facility shall have expired or terminated, the proportion which the aggregate principal amount of such Lender’s outstanding Loans with respect to such Facility constitutes of the aggregate outstanding principal amount of the Loans with respect to such Facility); provided that in the case of Section 2.27 when a Defaulting Lender shall exist, “Proportionate Share” shall mean the percentage of the total Commitments under any Facility (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment under such Facility. If the Commitments have terminated or expired, the Proportionate Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Prudential Letter” means the letter, dated as of April 29, 2011, by and among the Borrower, Electric Infrastructure Alliance of America, L.L.C. and the Structuring and Documentation Advisor.

“PUCT” means Public Utility Commission of Texas.

“PUHCA 2005” means the Public Utility Holding Company Act of 2005.

“Qualified IPO” means an underwritten public offering of the equity interests of Electric Infrastructure Alliance of America, L.L.C. and any other Person of which the Pledgor is a Subsidiary.

“Real Property” means all right, title and interest of the Borrower in and to any and all parcels of real property owned or leased by the Borrower or on which the Borrower has any easement (including easements acquired by rights of eminent domain), rights-of-way, crossing permits, licenses in real property, and other rights of use and occupancy, together with all improvements and fixtures thereon, and rights appurtenant to the ownership thereof.

“Real Property Services Agreement” means the Master Service Agreement, dated January 27, 2009, as amended, modified and supplemented in accordance with the terms hereof, between the Pledgor and Coates Field Service, Inc., as assigned to the Borrower as of January 18, 2010.

“Register” has the meaning given to such term in Section 10.7(b)(iv).

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.4 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower in connection therewith that are not applied to prepay the Construction Loans or the Term Loans, as applicable, pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Event of Loss in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Event of Loss to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing into or onto the indoor or outdoor environment.

“Remaining Equity Commitment” has the meaning given to such term in the Equity Contribution Agreement.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date” means the First Repayment Date and the thirtieth (30th) day of March, June, September and December, and the Term Maturity Date.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Required Financing Parties” means at any time, and at all times excluding Loans and any portion of the Fixed Rate Notes held by Affiliated Financing Parties, (a) prior to the Term Conversion Date, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Construction Loans then outstanding, (ii) the aggregate unused amount of the Commitments (other than the Term Loan Commitments) then in effect, and (iii) the aggregate principal amount of the Fixed Rate Notes and (b) on or after the Term Conversion Date, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate principal amount of the Fixed Rate Note. The Commitments, Loans and Letters of Credit of any Defaulting Lender shall be disregarded in determining Required Financing Parties at any time.

“Requisite Project Properties” means, as of any date of determination, Project Properties as to which on the date 45 days prior to such date of determination, there shall be readily available to Borrower, the information (book and page number, instrument number, document number, etc.) evidencing the recordation of the Borrower’s right, title and interest in such Project Properties.

“Responsible Officer” means the chief executive officer, president, any senior vice-president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payment” has the meaning given to such term in Section 7.7.

“Revenue Account” has the meaning given to such term in Section 2.2 of the Depositary Agreement.

“S&P” means Standard and Poor’s Rating Services.

“Scheduled Repayment Amount” means on each Repayment Date other than the Term Loan Maturity Date, an amount equal to 0.75% of the original principal amount of the Term Loan, to be paid quarterly on each Repayment Date, and on the Term Maturity Date means the then remaining principal of the Term Loans.

“Second Phase Construction Loan” has the meaning given to such term in Section 2.1(b).

“Second Phase Construction Loan Availability Period” means the period commencing on the date upon which the Borrower satisfies the conditions precedent set forth in Section 4.3 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the period commencing on the date upon which the Borrower satisfies the conditions precedent set forth in Section 4.4 (or such conditions precedent are waived in accordance therewith) and (b) the date the Construction Loan Commitments are earlier cancelled or expire pursuant to this Agreement.

“Second Phase Construction Loan Notice of Borrowing” has the meaning given to such term in Section 2.2.

“Secured Parties” means the Agents, the Issuing Bank, the Financing Parties and any Lenders party to a Specified Swap Agreement.

“Secured Obligations” shall have the meaning given to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and among the Borrower, the Administrative Agent and the Collateral Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit H.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Depositary Agreement and any other security documents, financing statements and the other instruments filed or recorded in connection with the foregoing.

“Segment” means a transmission line segment described on Schedule 1.1D.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates entered into by the Borrower and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“SU” means Sharyland Utilities, L.P.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substation Construction Contract” means each construction contract for construction of each of the Collection Stations to be entered into between the Borrower and a Substation Contractor, which contracts shall be in form and substance satisfactory to the Administrative Agent in consultation with the Independent Engineer, as such contract may be amended, modified or supplemented in accordance with the terms hereof.

“Substation Contractor” means each contractor, if any, under a Substation Construction Contract, reasonably acceptable to the Administrative Agent in consultation with the Independent Engineer.

“Substation Sites” means the Project Properties referred to on Schedule 1.1E, owned in fee by the Borrower and denominated as the Hereford Substation, the Nazareth Substation, the Silverton Substation or the White Deer Substation, where the Collection Stations will be located.

“Surveying and Mapping Services Agreement” means the Master Service Agreement, dated February 27, 2009, as amended, modified and supplemented in accordance with the terms hereof, between the Pledgor and Surveying and Mapping, Inc., as assigned to the Borrower as of January 18, 2010.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a “Swap Agreement”.

“Swap Obligations” means all costs, fees, expenses and other amounts due and payable by the Borrower under the Swap Agreements, including any costs, fees, expenses or other amounts (including increased interest payments) due and payable in connection with any unwinding, breach or termination of such Swap Agreements as required under such Swap Agreements.

“System Lease” shall mean the Master System Lease Agreement, dated as of December 31, 2009, between the Pledgor, as lessor, and SU, as amended, modified, supplemented, renewed and replaced from time to time.

“TCOS Approval Date” means the date the PUCT issues its order, or if more than one order, the last order, of approval of SU’s application to update transmission rates and transmission cost of service (“TCOS”) on an interim basis, pursuant to PUCT Substantive Rule § 25.192, entitled “Transmission Service Rates,” or any amended, similar, or successor PUCT regulation, by which the invested capital amounts for all Segments of the Project have all been included in the approved adjusted TCOS and the wholesale transmission rates that may be billed by SU.

“TCOS” has the meaning given to such term in Section 4.4(d).

“TDC” means Transmission and Distribution Company, L.L.C.

“Term Conversion” means the satisfaction (or waiver by Administrative Agent with the consent of the Required Financing Parties) of the conditions set forth in Section 4.4.

“Term Conversion Date” means the date of Term Conversion.

“Term Convert” is the verb form of “Term Conversion.”

“Term Loan” has the meaning given to such term in Section 2.4.

“Term Loan Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Term Loans on the Term Conversion Date in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, equal to such Lender’s Proportionate Share of the Construction Loans outstanding on the Term Conversion Date.

“Term Loan Maturity Date” means the seventh anniversary of the Closing Date (which date shall also be the maturity of the Fixed Rate Notes).

“Title Company” means Chicago Title Insurance Company.

“Total Capitalization” means Debt plus Consolidated Net Worth.

“Transferee” means any Assignee or Participant.

“Transmission Line Construction Contract” means each construction contract for construction of each of the Segments to be entered into between the Borrower and a Transmission Line Contractor, which contracts shall be in form and substance satisfactory to the Administrative Agent in consultation with the Independent Engineer, as amended, modified or supplemented in accordance with the terms hereof.

“Transmission Line Contractor” means each of Irby Construction Company and each other contractor, if any, under a Transmission Line Construction Contract, reasonably acceptable to the Administrative Agent in consultation with the Independent Engineer.

“Type” means LIBOR Loans or Base Rate Loans, as applicable, each of which constitutes a Type of Loan.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“U.S. Financing Party” has the meaning given to such term Section 2.22(e).

“Voluntary Equity Contributions” has the meaning provided in the Equity Contribution Agreement.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2. Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a) The singular includes the plural and the plural includes the singular.

(b) The word “or” is not exclusive. Thus, if a party “may do (a) or (b)”, then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives.

(c) A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(d) A reference to a Person includes its successors and permitted assigns.

(e) Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer. For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(f) The words “include,” “includes” and “including” are not limiting.

(g) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j) References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If the Borrower or any Affiliate of the Borrower is required to perform an action, deliver a document or take such other action by a calendar day and such day is not a Business Day, then the Borrower or such Affiliate shall take such action by the next succeeding “Business Day”.

(k) The Financing Documents are the result of negotiations between, and have been reviewed by the Borrower, the Pledgor, the Agents, the Issuing Bank, the Financing Parties and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, the Pledgor, the Agents, the Issuing Bank, or any Financing Party.

ARTICLE 2.

THE CREDIT FACILITIES

2.1. Construction Loan Commitments.

(a) First Phase Construction Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make loans to the Borrower (each such loan, individually, a “First Phase Construction Loan”, and collectively, the “First Phase Construction Loans”) from time to time during the First Phase Construction Loan Availability Period, but not more often than twice in any calendar month, in an aggregate principal amount that (i) shall not exceed the First Phase Construction Loan Sublimit and (ii) will not result in such Lender’s Construction Loans exceeding such Lender’s Construction Loan Commitment. The First Phase Construction Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.15.

(b) Second Phase Construction Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make loans to the Borrower (each such loan, individually, a “Second Phase Construction Loan”, collectively, the “Second Phase Construction Loans”, and together with the First Phase Construction Loans and the Incremental Loans, the “Construction Loans”) from time to time during the Second Phase Construction Loan Availability Period, but not more often than twice in any calendar month, in an aggregate principal amount that will not result in such Lender’s Construction Loans exceeding such Lender’s Construction Loan Commitment. Each Lender’s remaining Construction Loan Commitment shall be reduced to zero on the last Business Day of the Construction Loan Availability Period. The Construction Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.15.

2.2. Procedures for Construction Loan Borrowing. Subject to Sections 4.2 and 4.3, as applicable, the Borrower may borrow under the Construction Loan Commitments during the Construction Loan Availability Period on any Business Day (subject to the limitations in Section 2.1) provided that the Borrower shall give the Administrative Agent an irrevocable appropriately completed written notice substantially in the form of Exhibit A-1 (a “First Phase Construction Loan Notice of Borrowing”) or Exhibit A-2 (a “Second Phase Construction Loan Notice of Borrowing”), as applicable, which notice must be received by the Administrative Agent prior to 11:00 a.m., New York time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying, among other things: (a) the amount of the requested Borrowing, which shall be in the minimum amount of $5,000,000 (except for the Borrower’s final requested Borrowing) and in whole multiples of $1,000,000 in excess thereof, (b) the estimated date of the requested Borrowing, which shall be a Business Day, and whether such Borrowing shall consist of Base Rate Loans and/or LIBOR Loans, (c) in the case of LIBOR Loans, the initial Interest Period(s) selected by the Borrower, and (d) the Project Costs to be paid with the proceeds of such Construction Loan. If the Borrower elects a LIBOR Loan and changes the date of a Borrowing, the Borrower shall promptly reimburse the Lenders for Breakage Costs, if any, incurred as a result thereof in accordance with Section 2.23. The Administrative Agent shall promptly notify each Lender of the contents of such notice.

2.3. Repayment of Construction Loans. The Borrower shall prepay all outstanding Construction Loans on the Construction Loan Termination Date, including any prepayment in accordance with Section 2.12(f).

2.4. Term Loans.

Subject to the terms and conditions hereof, each Lender severally agrees to make to the Borrower on the Term Conversion Date only such Loans as the Borrower may request under Section 2.5 (individually, a “Term Loan” and, collectively, the “Term Loans”), in an aggregate principal amount not to exceed such Lender’s Proportionate Share of the aggregate amount of the Construction Loans outstanding on the Term Conversion Date. Each Lender shall make its Term Loan by converting to a Term Loan the unpaid principal amount of its Construction Loans then outstanding, in an amount not to exceed its Term Loan Commitment, Each Lender’s Term Loan Commitment shall be irrevocably terminated upon the making of such Term Loan by such Lender. Unless terminated on or before such date in connection with Term Conversion, the Term Loan Commitments shall terminate on the Date Certain. Subject to Section 2.16, the Term Loans shall be LIBOR Loans.

2.5. Term Loan Conversion.

(a) The Borrower shall request the Term Loans by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A-3 (the “Notice of Term Conversion”), which shall include: (i) the aggregate principal amount of the requested Term Loans, calculated in accordance with paragraph (b) below, (ii) the proposed Term Conversion Date, which shall be a Business Day, and (iii) the initial Interest Period(s) applicable thereto. The Borrower shall give the Notice of Term Conversion to the Administrative Agent by 11:00 a.m., New York time, at least ten (10) Business Days before the proposed Term Conversion Date; provided, however, that the Borrower may not provide a Notice of Term Conversion more than thirty (30) Business Days prior to the proposed Term Conversion Date.

(b) The Term Loan Commitment available to the Borrower on the Term Conversion Date shall be the sum of the aggregate principal amount of the Construction Loans outstanding as of the Term Conversion Date plus the amount of any outstanding and undrawn Letters of Credit elected by the Borrower to be converted to Term Loans.

(c) If the conditions set forth in Section 4.4 have been met (or waived in accordance with the terms hereof), then, on the Term Conversion Date specified in the Notice of Term Conversion, all Construction Loans and Letters of Credit being Term Converted shall be deemed repaid or cancelled, as applicable, and the Lenders shall be deemed to have made Term Loans to the Borrower, in each case in an amount equal to the amount of the Construction Loans deemed paid off and the Letters of Credit deemed cancelled, pro rata according to the Lenders’ Commitments.

2.6. Repayment of Term Loans. The Borrower shall repay (i) principal of the Term Loans on each Repayment Date in an amount equal to the Scheduled Repayment Amount and (ii) all outstanding Term Loans on the Term Loan Maturity Date.

2.7. Fixed Rate Notes. On the Closing Date, the Borrower will authorize the issuance and sale of $60,000,000 aggregate principal amount of its 5.04% Fixed Rate Notes (the “Fixed Rate Notes”). Each Note shall be substantially in the form set out in Exhibit B. The proceeds of the Fixed Rate Notes will be applied first to Project Costs then due and payable, and second, deposited into the Disbursement Account.

2.8. Sale and Purchase of Fixed Rate Notes. Subject to the terms and conditions of this Agreement, the Borrower will issue and sell to each Fixed Rate Note Holder and each Fixed Rate Note Holder will purchase from the Borrower, on the Closing Date provided for in Section 4.1, Fixed Rate Notes in the principal amount specified opposite such Fixed Rate Note Holder’s name in Schedule 1.1C at the purchase price of 100% of the principal amount thereof. The Fixed Rate Note Holders’ obligations hereunder are several and not joint, and no Fixed Rate Holder shall have any liability to any Person for the performance or non-performance of any obligation by any other Fixed Rate Note Holder hereunder.

2.9. Repayment of Fixed Rate Note. The Borrower shall repay the full principal amount of the Fixed Rate Notes to the Administrative Agent for the account of each Fixed Rate Note Holder on the earlier to occur of the date of acceleration of the Fixed Rate Notes under Section 8.17 and the Term Loan Maturity Date.

2.10. Fees.

(a) Arrangement Fees. On the Closing Date, the Borrower shall pay to the Administrative Agent (for the benefit of the applicable parties to each Fee Letter) the arranging fees in the amount set forth in the Fee Letter. Such fees may be paid out of the proceeds of the Fixed Rate Notes.

(b) Administrative Agency Fees. The Borrower shall pay to the Administrative Agent on the Closing Date and on each other date as specified in the Fee Letter entered into by and between the Administrative Agent and the Borrower, solely for the account of the Administrative Agent, an agency fee payable at the times and in the amounts set forth in the Fee Letter. Such fees may be paid out of the proceeds of the Construction Loans and the Fixed Rate Notes.

(c) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Construction Loan Availability Period, computed at the Commitment Fee Rate on the average daily unused amount of the Construction Loan Commitment of such Lender during the period for which payment is made (the “Construction Loan Commitment Fees”), payable on each Fee Payment Date during the Construction Loan Availability Period and including the Construction Loan Termination Date (or, if the Construction Loan Commitments are cancelled or expire prior to a Fee Payment Date, on the date of such cancellation or expiration).

(d) Prudential Fees. On the Closing Date, the Borrower shall pay to the Structuring and Documentation Advisor, for the account of each Fixed Rate Note Purchaser, the fees in the amount set forth in the Prudential Letter. Such fees may be paid out of the proceeds of the Construction Loans or Fixed Rate Notes.

2.11. Optional Prepayments. (a) Subject to Section 2.13, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except for any Breakage Costs or Swap Obligations, as applicable), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York time, two (2) Business Days prior thereto, in the case of LIBOR Loans, and no later than 11:00 a.m., New York time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Base Rate Loans and the amount of the estimated Swap Obligations, calculated in accordance with the Swap Agreements described in Section 6.21, due in connection with such optional prepayment, if applicable (calculated as if the date of such notice were the date of the optional prepayment) setting forth the details of such computation. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or whole multiples of $1,000,000 in excess thereof.

(b) At any time after the Borrower has repaid or prepaid the Loans in their entirety, the Borrower may prepay the Fixed Rate Notes in accordance with this Section 2.11(b). At any time when the Borrower prepays Loans pursuant to Section 2.11(a), the Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Fixed Rate Notes, in an amount not less than $5,000,000 of the aggregate principal amount of the Fixed Rate Notes then outstanding, or any amount in multiples of $1,000,000 in excess thereof, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Borrower will give each Fixed Rate Note Holder written notice of each optional prepayment under this Section 2.11(b) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date (which shall be a Business Day), the aggregate principal amount of the Fixed Rate Notes to be prepaid on such date, the principal amount of each Fixed Rate Note held by such Fixed Rate Note Holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Responsible Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Borrower shall deliver to each holder of Fixed Rates Notes a certificate of a Responsible Officer specifying the calculation of such Make- Whole Amount as of the specified prepayment date.

(c) The Borrower will not and will not permit any of its Affiliates to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Fixed Rate Notes except upon the payment or prepayment of the Fixed Rate Notes in accordance with the terms of this Agreement and the Fixed Rate Notes and except as provided pursuant to Section

10.7(b)(ii) hereunder or pursuant to Article 4 of the Equity Contribution Agreement. The Borrower will promptly cancel all Fixed Rate Notes acquired by it or by any of its Affiliates pursuant to any payment or prepayment of Fixed Rate Notes pursuant to any provision of this Agreement (other than pursuant to Section 10.7(b)(ii) hereunder or Article 4 of the Equity Contribution Agreement) and no Fixed Rate Notes may be issued in substitution or exchange for any such Fixed Rate Notes.

2.12. Mandatory Prepayments; Change of Control Offer. The Borrower shall make the following mandatory prepayments of the Loans, without premium or penalty (except for any Breakage Costs and Swap Obligations, as applicable) and, subject to Section 2.12(e), the Fixed Rate Notes, together with the Make-Whole Amount, as applicable:

(a) If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale or Event of Loss then, unless a Reinvestment Notice shall be delivered in respect thereof (in which case the Borrower shall notify the Collateral Agent of the amounts to be deposited in accordance with Section 3.4(b)(ii)(B) of the Depositary Agreement), the Borrower shall notify the Collateral Agent of the amounts to be deposited in accordance with Section 3.4(b)(ii)(A) of the Depositary Agreement, and such Net Cash Proceeds shall be applied on such date to the prepayment of the Loans and, subject to Section 2.12(e), the Fixed Rate Notes, as set forth in Section 2.13; provided, that, notwithstanding the foregoing, (i) to the extent that aggregate Net Cash Proceeds of Asset Sales (in excess of the amount provided in the definition of Asset Sale) in any fiscal year of the Borrower do not exceed $1,000,000, the Borrower may reinvest such Net Cash Proceeds without delivering a Reinvestment Notice pursuant to this clause so long as the Borrower notifies the Collateral Agent of such amounts and deposits such amounts in accordance with Section 3.4(b)(i) of the Depositary Agreement and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and the Fixed Rate Notes, as set forth in Section 2.13.

(b) If on any date the Equity Investors shall be required to make an Equity Contribution pursuant to Section 2.1 (a)(iii) or (iv) of the Equity Contribution Agreement, the Borrower shall at such time prepay Construction Loans and, subject to Section 2.12(e), the Fixed Rate Notes, pro rata, with any and all proceeds thereof, promptly upon receipt thereof, in accordance with Section 2.1(b)(ii) of the Equity Contribution Agreement.

(c) (i) If at any time the Borrower shall merge or be amalgamated into, or consolidate with, any Person, or if any Person shall at any time acquire all or any substantial part of the assets or any class of stock of (or other Equity Interest in) the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon, and including all amounts of L/C Obligations, whether or not the beneficiaries of then outstanding Letters of Credit shall have presented the documents required thereunder) and, except to the extent provided in Section 2.12(c)(ii) in connection with a Pledgor Acquisition, but subject to Section 2.12(e), the Fixed Rate Notes (with accrued interest thereon and the Make-Whole Amount and all other amounts owing under this Agreement and the other Financing Documents) shall become immediately due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 3.9.

(ii) Anything in Section 2.12(c)(i) to the contrary notwithstanding, the Borrower shall not be required to repay or redeem the Fixed Rate Notes on the occurrence of a Pledgor Acquisition, if in connection therewith the Pledgor (x) complies with its obligations under Section 9.7(b) of the Pledgor Note Purchase Agreement, (y) after giving effect to the Pledgor Acquisition, is in compliance with Section 9.9 of the Pledgor Note Purchase Agreement and (z) delivers such opinions and other documentation as the Fixed Rate Note Holders may reasonably request and as is reasonably satisfactory to the Fixed Rate Note Holders, the Pledgor Required Holders and New York Mellon Trust Company, N.A. (“Mellon”), in its capacity as collateral agent pursuant to that certain Amended and Restated Collateral Agency Agreement dated as of July 13, 2010 (as amended from time to time) among the Pledgor, Mellon, and the various secured lenders thereunder; provided, that in the event that the Fixed Rate Notes become Permitted Secured Indebtedness (as defined in the Pledgor Note Purchase Agreement), the appropriate terms of this Agreement shall be amended to conform the affirmative covenants, negative covenants and Events of Default contained herein to the affirmative covenants, negative covenants and events of default contained in the Pledgor Note Purchase Agreement.

(d) The Borrower shall, on or prior to the date falling 30 days prior to the date a Change of Control shall occur, by notice in writing to each Lender and each Fixed Rate Note Holder (which shall include the date on which such Change of Control shall occur (the “Change of Control Date”)), shall offer (i) to each Lender to prepay in full the Loans held by such Lender (with accrued interest thereon to the date of repayment) and all other Obligations owed to such Lender, (ii) to the Issuing Bank to deposit in an account with the Issuing Bank, an amount in Dollars in cash equal to the aggregate then undrawn and unexpired amount of all Letters of Credit as of such date plus any accrued and unpaid interest thereon (the “Change of Control Cash Deposit”) and (iii) to each Fixed Rate Note Holder, subject to Section 2.12(e), to redeem the Fixed Rate Notes held by such Fixed Rate Note Holder (with accrued interest thereon to the date of redemption but without the requirement to pay any Make-Whole Amount). Each Lender and each Fixed Rate Note Holder may accept or decline such offer to prepay in its sole discretion by delivering written notice to the Borrower on or prior to the Change of Control Date, with a copy of such notice delivered simultaneously therewith to the Administrative Agent. On the Change of Control Date, the Borrower shall prepay all Loans and Fixed Rate Notes with respect to which a Lender or Fixed Rate Note Holder has accepted the offer of prepayment or redemption and shall make the Change of Control Cash Deposit if the Issuing Bank shall have accepted such offer.

(e) To the extent the Borrower is required to prepay Loans pursuant to Section 2.12(a) or 2.12(b), the Borrower shall be required to offer to redeem and prepay a pro rata portion of the Fixed Rate Notes (together with accrued interest thereon and, with respect to prepayments made pursuant to Section 2.12(b), the Make Whole Amount), which offer to prepay may be accepted or rejected in the Fixed Rate Note Holders’ sole discretion.

(f) The Borrower shall prepay the Construction Loans in full on the Date Certain if the Term Conversion Date shall not occur on or prior to the Date Certain.

(g) The Borrower shall apply all Liquidated Damages disbursed from the Prepayment Account pursuant to Section 3.5(b) of the Depositary Agreement, promptly upon receipt thereof, to the prepayment of the Loans, in accordance with Section 2.13.

2.13. Terms of All Prepayments.

(a) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied as the Borrower shall direct. Except as otherwise provided in this Agreement, amounts to be applied in connection with prepayments made pursuant to Section 2.12 shall be applied in accordance with Section 2.13(b) and to cash collateralize Letters of Credit, if applicable, in accordance with Section 3.9.

(b) All prepayments of Loans and Fixed Rate Notes shall be applied among the Financing Parties according to their pro rata portion of the aggregate principal amount of Loans and Fixed Rate Notes outstanding at the time of the applicable prepayment. All prepayments of Loans shall be applied among the Lenders according to their respective Proportionate Shares of the Loans being repaid at the time of the applicable prepayment and all prepayments of the Fixed Rate Notes shall be applied among the Fixed Rate Note Holders according to the pro rata portion of the Fixed Rate Notes held by each Fixed Rate Note Holder at the time of the applicable prepayment. All prepayments of Loans shall be applied to the installments thereof in inverse order of maturity.

(c) Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent for the account of each Lender which made such Loan (i) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid, (ii) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid, and (iii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Breakage Costs incurred by such Lender as a result of such prepayment. With the exception of Letters of Credit, Loans prepaid or repaid may not be re-borrowed.

(d) In the case of each prepayment of Fixed Rate Notes pursuant to this Agreement, the principal amount of each Fixed Rate Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, which shall be paid to the Administrative Agent for the account of each Fixed Rate Note Holder. From and after such date, unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Fixed Rate Note paid or prepaid in full shall be surrendered to the Borrower and cancelled and shall not be reissued, and no Fixed Rate Note shall be issued in lieu of any prepaid principal amount of any Fixed Rate Note.

(e) In the event of any prepayment of Loans under this Agreement, such prepayment shall be accompanied by a concurrent reduction by the Borrower of the notional amount of the Swap Agreements (including the payment of any Swap Obligations that become due and payable as a result thereof) then in effect, pro rata, to the extent that such a reduction is necessary so that after such prepayment the aggregate notional amounts under such Swap Agreements would not exceed one hundred percent (100%) of all Term Loans outstanding.

(f) Except for Construction Loans that are Term Converted pursuant to the terms of this Agreement, in no event shall any mandatory or optional prepayments be funded from the proceeds of any Loan.

2.14. Termination or Reduction of Commitments. (a) The Borrower shall have the right, if the Incremental Facility shall have expired or been terminated and subject to Section 2.14(b), upon not less than three Business Days’ notice to the Administrative Agent, to terminate or reduce the Construction Loan Commitments and the L/C Commitment, as applicable, from time to time; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Loans and outstanding Letters of Credit would exceed the Construction Loan Commitments, as applicable. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Construction Loan Commitments and the L/C Commitment on a pro rata basis, as applicable, then in effect.

(b) In connection with any reduction or termination of the Commitments or the L/C Commitment pursuant to Sections 2.14(a), the Borrower shall be required to certify, and shall deliver a certificate of the Independent Engineer certifying, that such Commitments are not necessary for the timely completion of the Project or compliance with the Material Project Documents.

(c) Commitments reduced or terminated pursuant to this Section 2.14 shall not be reinstated.

2.15. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York time, on the Business Day preceding the proposed conversion date; provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided further that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall notify each relevant Lender thereof.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.16. Limitations on LIBOR Rate Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Rate Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than six (6) LIBOR Rate Tranches shall be outstanding at any one time.

2.17. Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) The Fixed Rate Notes shall bear interest at a fixed rate of 5.04%.

(d) Upon the occurrence and during the continuance of an Event of Default, all outstanding Loans and amounts outstanding under the Fixed Rate Notes, as applicable, (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% (such applicable rate, the “Default Rate”).

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.18. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto in respect of the Loans shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest and fees payable pursuant hereto in respect of the Fixed Rate Notes shall be calculated on a 30/360 basis. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Financing Parties of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Financing Parties of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Financing Parties in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.17(a).

2.19. General Loan Funding Terms; Pro Rata Treatment and Payments.

(a) Each Construction Loan Notice of Borrowing and the Notice of Term Conversion shall be delivered to the Administrative Agent in accordance with the notice provisions of Section 10.2. The Administrative Agent shall promptly notify each Lender, and, if applicable, the Issuing Bank and each Fixed Rate Note Holder, of the contents of such notices.

(i) No later than 11:00 a.m., New York time, on a date of a requested Borrowing of First Phase Construction Loans set forth in a timely delivered Construction Loan Notice of Borrowing, if the applicable conditions precedent listed in Section 4.2 have been satisfied or waived, each Lender shall make available the First Phase Construction Loans requested in the Construction Loan Notice of Borrowing in Dollars by deposit into an account with the Administrative Agent in immediately available funds. The Administrative Agent shall deposit such funds into the Disbursement Account.

(ii) No later than 11:00 a.m., New York time, on a date of a requested Borrowing of Second Phase Construction Loans set forth in a timely delivered Construction Loan Notice of Borrowing, if the applicable conditions precedent listed in Section 4.3 have been satisfied or waived, each Lender shall make available the Second Phase Construction Loans requested in the Construction Loan Notice of Borrowing in Dollars by deposit into an account with the Administrative Agent in immediately available funds. The Administrative Agent shall deposit such funds into the Disbursement Account.

(iii) Subject to the satisfaction of the conditions precedent set forth in Section 4.4, no later than 11:00 a.m., New York time, on the date of the requested Term Conversion set forth in a timely delivered Notice of Term Conversion, each Lender shall make available its Proportionate Share of the Term Loans in the amount equal to the aggregate amount of the Construction Loans being Term Converted, as requested in the relevant Notice of Term Conversion, in Dollars in immediately available funds. The making of such Term Loans shall be effected by each Lender converting to a Term Loan the unpaid principal amount of its Construction Loans in accordance with Section 2.4(a) and Section 2.5.

(b) Each Borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata according to the respective Proportionate Shares of such Loans, as the case may be, of the relevant Lenders; provided that on any Borrowing Date subsequent to the L/C Termination Date, Borrowings shall be allocated among the Lenders, including the Issuing Bank, in its capacity as a Lender, so that after giving effect to such Borrowings in so near as is practicable, Construction Loans are held by the Lenders (including the Issuing Bank, in its capacity as Lender) in pro rata proportion to the Construction Loan Commitments of the Lenders (including the Issuing Bank, in its capacity as a Lender).

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Construction Loans, Term Loans, or reimbursement obligations in respect of Letters of Credit shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders or the Issuing Bank, as applicable. Amounts prepaid on account of the Construction Loans and Term Loans may not be re-borrowed.

All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York time, on the due date thereof to the Administrative Agent for the account of each Agent, each Lender and the Issuing Bank (as the case may be) at its account identified in Annex 1 from time to time, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Person promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.9. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day without including the additional days elapsed in the calculation of amounts owed on such next succeeding Business Day; provided that if the Term Loan Maturity Date is on a day other than a Business Day, the payment due on the next succeeding Business Day shall include the additional days elapsed for purposes of calculating the amounts owed on such day. In the case of any extension of any payment of principal pursuant to the preceding sentence or the definition of Interest Period, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.19(e) or 10.8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Bank for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.20. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Financing Parties that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Financing Parties (as conclusively certified by such Financing Parties) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Financing Parties as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (at the direction or with the consent of such notifying Lenders), no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans.

2.21. Legal Requirements.

(a) If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Financing Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Financing Party to any tax of any kind whatsoever with respect to this Agreement, the Fixed Rate Notes or any LIBOR Loan made by it, or change the basis of taxation of payments to such Financing Party in respect thereof (except for Non-Excluded Taxes covered by Section 2.22 and changes in the net income tax rate or franchise tax rate of such Financing Party);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Financing Party that is not otherwise included in the determination of the LIBOR Rate; or

(iii) shall impose on such Financing Party any other condition; and the result of any of the foregoing is to increase the cost to such Financing Party, by an amount that such Financing Party deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or the Fixed Rate Notes or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Financing Party, upon its demand, any additional amounts necessary to compensate such Financing Party for such increased cost or reduced amount receivable. If any Financing Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Financing Party shall have determined that the adoption of or any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Financing Party or any corporation controlling such Financing Party with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Financing Party’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Financing Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Financing Party’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Financing Party to be material, then from time to time, after submission by such Financing Party to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Financing Party such additional amount or amounts as will compensate such Financing Party or such corporation for such reduction.

(c) A certificate describing in reasonable detail the basis and calculation of any additional amounts payable pursuant to this Section submitted by any Financing Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Financing Party pursuant to this Section for any amounts incurred more than nine (9) months prior to the date that such Financing Party notifies the Borrower of such Financing Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement, the payment of the Loans, the redemption of the Fixed Rate Notes and all other amounts payable hereunder.

For the avoidance of doubt, this Section 2.21 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued or implemented.

2.22. Taxes. (a) All payments made by or on behalf of the Borrower under this Agreement or any other Financing Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Financing Party as a result of a present or former connection between the Administrative Agent or such Financing Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Financing Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Financing Document)(“Excluded Taxes”); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Financing Party hereunder, (i) the amounts so payable by the applicable Borrower to the Administrative Agent or such Financing Party shall be increased to the extent necessary to yield to the Administrative Agent or such Financing Party (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made and (ii) if such Non-Excluded Taxes or Other Taxes are required to be paid by the Borrower, the Borrower shall pay such amounts to the relevant Governmental Authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Financing Party with respect to any Non-Excluded Taxes (i) that are attributable to such Financing Party’s failure to comply with the requirements of paragraph (f) or (g) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Financing Party at the time such Financing Party becomes a party to this Agreement, except to the extent that such Financing Party’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, (iii) that are imposed pursuant to FATCA or (iv) that are United States withholding taxes to the extent imposed as a result of the Administrative Agent or any Financing Party voluntarily designating a different Lending Office (other than at the request of the Borrower or any of its Affiliates), except to the extent that the Administrative Agent or such Financing Party was entitled, immediately prior to the designation, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, and each Financing Party, within fifteen (15) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.22) paid by the Administrative Agent or such Financing Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower will not be obligated to indemnify the Administrative Agent or Financing Party for any penalties, interest or expenses directly related to Non-Excluded Taxes or Other Taxes, but only to the extent such penalties, interest or expenses are directly and solely caused by and arise from the indemnitee’s gross negligence, willful misconduct or material breach of its obligations hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent and each Financing Party agree to use reasonable efforts to give notice to the Borrower of the assertion of any claim against the Administrative Agent or such Financing Party, as applicable, relating to such Non-Excluded Taxes or Other Taxes reasonably promptly after the principal officer of the Administrative Agent or such Financing Party responsible for administering this Agreement has actual knowledge of such claim; provided that the Administrative Agent’s or such Financing Party’s failure to notify Borrower of such assertion shall not relieve Borrower of its obligation under this Section 2.22(c). A certificate as to the amount of such payment or liability delivered to the Borrower by a Financing Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Financing Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment that is reasonably satisfactory to the Administrative Agent or the relevant Financing Party. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Financing Parties for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Financing Party as a result of any such failure.

(e) Each Financing Party shall indemnify the Administrative Agent for any Excluded Taxes attributable to such Financing Party and that are payable or paid by the Administrative Agent, together with any penalties, interest and reasonable expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Financing Party by the Administrative Agent shall be conclusive absent manifest error.

(f) To the extent required by this paragraph (f) of Section 2.22, each Financing Party (or Transferee) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Financing Party from which the related participation shall have been purchased) either (A) if such Financing Party or Transferee is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Financing Party”) (other than a corporation established under the laws of the United States or any political subdivision thereof or other exempt holders that so certify), two copies of a U.S. Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such U.S. Financing Party or (B) if such Financing Party or Transferee is not a U.S. Financing Party (a “Non-U.S. Financing Party”), (i) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI (together with any applicable underlying Internal Revenue Service forms), (ii) in the case of a Non-U.S. Financing Party claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable, and the applicable Internal Revenue Service Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Financing Party claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Financing Documents or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each U.S. Financing Party or Non-U.S. Financing Party on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each U.S. Financing Party or Non-U.S. Financing Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Financing Party, and shall deliver extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent. Each U.S. Financing Party or Non-U.S. Financing Party shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a U.S. Financing Party or Non-U.S. Financing Party shall not be required to deliver any form pursuant to this paragraph that such Financing Party is not legally able to deliver. If a payment made to a Financing Party under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Financing Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Financing Party shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Financing Party has or has not complied with such Financing Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.22(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) A Financing Party that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Financing Party is legally entitled to complete, execute and deliver such documentation and in such Financing Party’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Financing Party.

(h) If the Administrative Agent or any Financing Party determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.22, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.22 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Financing Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Financing Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Financing Party in the event the Administrative Agent or such Financing Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Financing Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i) The agreements in this Section 2.22 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23. Indemnity. The Borrower agrees to indemnify each Financing Party for, and to hold each Financing Party harmless from, any loss or expense that such Financing Party may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto (“Breakage Costs”). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Financing Party) that would have accrued to such Financing Party on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Financing Party shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.24. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21 or 2.22(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.21 or 2.22(a).

2.25. Incremental Facilities. (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time during the Construction Loan Availability Period agree that due to Additional Costs and Expenses of the Borrower, such Lenders shall make or increase the amount of their Loans (the “Incremental Loans”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such Incremental Loans, (ii) the proposed Increased Facility Closing Date, (iii) the applicable Incremental Term Maturity Date and (iv) the Applicable Margin for such Incremental Loans. Notwithstanding the foregoing, (i) without the consent of the Required Financing Parties, the aggregate amount of borrowings of Incremental Loans shall not exceed $75,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of $15,000,000 or, if less, the remaining amount permitted to be borrowed under the proceeding clause (i). Increased Facility Closing Dates may be selected by the Borrower. The Lenders party hereto shall have a “right of first refusal” with respect to any proposed Incremental Facility exercisable during the fifteen (15) Business Day period commencing on the date the Borrower notifies the Administrative Agent that it intends to create an Incremental Facility, it being understood that that no Lender shall have any obligation to participate in any new Incremental Facility unless it agrees to do so in its sole discretion. The effectiveness of any Incremental Facility shall be subject to receipt by the Administrative Agent of (i) additional equity provided by the Founding Equity Investors in an amount not less than 30% of such Additional Costs and Expenses, (ii) a certificate of the Independent Engineer certifying that such Additional Costs and Expenses are consistent and in accordance with Good Utility Practice and (iii) a certificate of the Borrower certifying that no Default or Event of Default has occurred and is continuing or would occur as a result of the effectiveness of such Incremental Facility.

(b) Any additional bank, financial institution or other entity which, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.25(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit J, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. Each New Lender Supplement shall specify the terms of the applicable Incremental Facility; provided that other than with respect to margin, pricing, or fees, the Incremental Loans shall have the same terms as the Construction Loans issued hereunder.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

2.26. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.21 or 2.22, (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Financing Document that requires the consent of each of the Financing Parties or each of the Financing Parties affected thereby (so long as the consent of the Required Financing Parties has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Legal Requirement, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.24 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.21 or 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.23 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.7 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.21 or 2.22, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Financing Party shall have against the replaced Lender.

2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.10(c);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Financing Parties have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Financing Parties.

(d) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the applicable conditions set forth in Article 4 were satisfied and waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders in accordance with their respective shares of the Commitment. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Proportionate Share.

ARTICLE 3.

LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day, but not more often than twice in a calendar month, during the Construction Loan Availability Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue, amend or extend any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Construction Loan Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Availability Expiration Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any applicable Legal Requirement.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time, but not more often than twice in a calendar month, request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, with a copy of such Application to be simultaneously delivered to the Administrative Agent, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof).

3.3. Fees and Other Charges. (a) The Borrower shall pay to the Issuing Bank for its own account a commitment fee for the period from and including the date hereof to but excluding the L/C Termination Date, computed at the Commitment Fee Rate on the average daily unused amount of the L/C Commitment during the period for which payment is made (the “L/C Commitment Fees” and, together with the Construction Loan Commitment Fees, the “Commitment Fees”), payable on each Fee Payment Date until and including the L/C Termination Date (or, if the L/C Commitment is cancelled or expires prior to a Fee Payment Date, on the date of such cancellation or expiration).

(b) The Borrower will pay a fee to the Issuing Bank for its own account on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 Noon, New York time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.17(a) and (y) thereafter, Section 2.17(d). If at any time a draft is paid under any Letter of Credit, so long as no Default or Event of Default shall have occurred and be continuing, the Issuing Bank shall be deemed to have made a Construction Loan to the Borrower in an amount equal to the amount of the Reimbursement Obligation in respect thereof, which shall be on the same terms and conditions as all other Construction Loans and the L/C Commitment shall be permanently reduced by the amount of such Construction Loan.

3.5. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank. The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

3.6. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.7. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.8. Letter of Credit Interest. The Borrower shall pay interest with respect to all Reimbursement Obligations resulting from all drafts pursuant to Section 3.4; provided, however, that, upon the occurrence of any draft, the Borrower shall be deemed to have elected the interest rate based on then-applicable Base Rate. Thereafter, the interest rate applicable thereto may from time to time be LIBOR or Base Rate, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.15.

3.9. Cash Collateralization. If any Event of Default shall occur and be continuing, without demand or other notice of any kind, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank, an amount in Dollars in cash equal to the aggregate then undrawn and unexpired amount of such Letters of Credit as of such date plus any accrued and unpaid fees or other amounts due thereon. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for payments in respect of drawings for which the Issuing Bank has not been repaid and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

ARTICLE 4.

CONDITIONS PRECEDENT

4.1. Conditions Precedent to the Closing Date. The obligation of the Fixed Rate Note Purchasers to purchase the Fixed Rate Notes, the Lenders to make Construction Loans and the Issuing Bank to issue Letters of Credit, is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Administrative Agent and the Required Financing Parties):

(a) The Administrative Agent shall have received this Agreement, the Fixed Rate Notes and each other Financing Document, duly authorized, executed and entered into by the Borrower, the Fixed Rate Note Purchasers, the Lenders, the Issuing Bank and each of the Agents;

(b) The Administrative Agent shall have received the Base CREZ Budget and the Construction Budget and Schedule (certified as true, correct and complete by a Responsible Officer of the Borrower), in form and substance satisfactory to the Administrative Agent, the Issuing Bank, the Financing Parties and the Independent Engineer;

(c) Each representation and warranty set forth in the Financing Documents is true and correct on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date);

(d) No Default or Event of Default shall have occurred and be continuing or will result from the issuance of the Fixed Rate Note;

(e) The Administrative Agent shall have received:

(i) a copy of the certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of each of the Borrower, the Pledgor, TDC, the Operating Partnership and the General Partner, each certified as of a recent date by the Secretary of State of Texas or Delaware, as applicable, and a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State;

(ii) a certificate of a Responsible Officer, Secretary or Assistant Secretary, or, if applicable, a Managing Member, of each of the Borrower, the Pledgor, TDC, the Operating Partnership and the General Partner, and solely with respect to clauses (B) and (D) below, each Founding Equity Investor, substantially in the form of Exhibit F hereto, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person (which shall be in form and substance reasonably satisfactory to the Administrative Agent, the other Agents, the Issuing Bank and the Financing Parties), as in effect on the Closing Date and at all times since, as of, or prior to, the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the

Operative Documents to which such Person is a party and, the issuance of the Fixed Rate Notes, request for Letters of Credit and the Borrowings of the Loans hereunder and the granting of the Liens contemplated to be granted by the Borrower and the Pledgor under the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Secretary or Assistant Secretary, threatening the existence of such Person; and

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(f) The Administrative Agent shall have received certificates issued by the jurisdiction of formation of the Borrower, the Pledgor, TDC, the Operating Partnership, the General Partner and, to the extent issued by such jurisdiction for any Founding Equity Investor organized outside of the U.S., each Founding Equity Investor, certifying that each such Person is in good standing and is authorized to transact business in such state;

(g) The Administrative Agent shall have received a true, complete and correct copy of each Effective Material Project Document on the Closing Date and any existing supplements or amendments thereto, all of which shall be satisfactory in form and substance to the Administrative Agent, the Issuing Bank and the Financing Parties, such documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date and shall be certified by a Responsible Officer of the Borrower as being true, complete and correct copies and in full force and effect, such delivery to the Administrative Agent to be accompanied by a certificate of a Responsible Officer of the Borrower, that to the best of the Borrower’s knowledge no party to any such Material Project Document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder which could reasonably be expected to have a Material Adverse Effect;

(h) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower are located, and such searches shall reveal no Liens on any of the assets of the Borrower except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent, the Issuing Bank and the Financing Parties;

(i) To the extent that there is any Mortgaged Property that is Requisite Project Property at the time all other conditions in this Section 4.1 are met:

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of the Borrower;

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of each such Mortgaged Property that is a Substation Site, certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company;

(iii) The Administrative Agent shall have received in respect of each such Mortgaged Property that is a Substation Site a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent and shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any Substation Site that is encumbered by any Mortgage and that is shown to be in a flood plain by flood certificates delivered to the Administrative Agent, (2) is written in an amount not less than the portion of the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such Substation Site or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less and (3) has a term ending not sooner than the maturity of the Indebtedness secured by such Mortgage (or such shorter term that is the maximum term then available with respect to the particular type of property under the National Flood Insurance Act of 1968) and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board; and

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Substation Sites covered by such title policy or policies.

(j) Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Lien of the Collateral Agent) shall be in proper form for filing, registration or recordation;

(k) The Collateral Agent shall have received the certificates representing the Equity Interests in the Borrower pledged pursuant to the Pledge Agreement, together with an undated transfer power for each such certificate executed in blank by a duly authorized officer of the Pledgor;

(l) The Administrative Agent shall have received evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for and related to the transactions contemplated by this Agreement and the other Financing Documents to be consummated on or prior to the Closing Date have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower or are to be paid in full on the Closing Date;

(m) The Administrative Agent shall have received copies of the Environmental Reports;

(n) The Administrative Agent shall have received the Independent Engineer’s report, dated June 14, 2011 (in form and substance acceptable to the Administrative Agent, the Issuing Bank and the Financing Parties) of its satisfactory review of the Project, such review confirming, without limitation, the reasonableness of operating costs, the adequacy of the proposed construction contingency, the useful life estimate for the Project, technical aspects of the Project, including the adequacy of the proposed construction budget and the construction plan, the equipment and the proposed civil, mechanical and electrical works, confirming the adequacy of the Environmental Reports and any remediation programs necessary for the Project, the Material Project Documents and the ability of the counterparties to execute construction schedule in a timely manner;

(o) The Administrative Agent shall have received the Project Management Agreement in form and substance satisfactory to the Administrative Agent;

(p) The Administrative Agent shall have received the Financial Model, including satisfactory projections through 2020;

(q) The Administrative Agent shall have received the (i) unaudited consolidated financial statements of the Borrower and audited consolidated financial statements of each of the Pledgor, TDC, SU, the Operating Partnership and the General Partner, in each case, for the fiscal year ended December 31, 2010 and (ii) unaudited interim consolidated financial statements of each of the Borrower (certified by a Responsible Officer thereof), Pledgor, TDC, SU, the Operating Partnership and the General Partner for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and the financial statements delivered pursuant to clauses (i) and (ii) shall not, in the reasonable judgment of the Financing Parties, reflect any material adverse change in the consolidated financial condition of the Borrower, the Pledgor, TDC, SU, the Operating Partnership and the General Partner as reflected in the financial statements;

(r) The Borrower shall have disclosed to the Financing Parties all agreements, instruments and corporate or other restrictions to which it is subject on the Closing Date, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent, the Issuing Bank or any Financing Party in connection with the negotiation of this Agreement or any other Financing Document (as modified or supplemented by other information so furnished) shall have contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower shall have certified only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date;

(s) The Administrative Agent shall have received the following opinions, dated the Closing Date, of:

(i) Mayer Brown LLP, counsel for the Borrower, in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Financing Parties, and addressing such matters as the Administrative Agent may request, including the Financing Documents and the CREZ Master Lease (as to the Borrower and SU) and a conforming ACIC Opinion;

(ii) Sutherland Asbill & Brennan LLP, special counsel for the Borrower, in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Financing Parties, and addressing such matters as the Administrative Agent may request, including federal utility and regulatory matters relevant to the Borrower and the Project, and other federal and state matters relevant to the Borrower and the Project; and

(iii) such other opinions as the Administrative Agent may reasonably request.

(t) No action, suit, proceeding, claim or investigation shall have been instituted or threatened, nor shall any rule, regulation, order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, (i) could, if such action, suit, proceeding, claim or investigation were adversely determined, reasonably be expected to have a Material Adverse Effect or (ii) solely as a result of the construction, ownership, leasing or operation of the Project or the entering into of any Operative Document or any transaction contemplated hereby or thereby by the Borrower or SU, would cause or deem the Administrative Agent or the other Financing Parties or any Affiliate of any of them to be subject to regulation under the FPA, PUHCA 2005 or any financial, organizational or rate regulation as a “public utility” or “electric utility” under Texas law or under any other state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities;

(u) No event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing;

(v) The Borrower shall have paid all fees, costs and other expenses and all other amounts then due and payable by the Borrower pursuant to this Agreement, the Fee Letter and the Prudential Letter;

(w) Delivery by the Borrower to the Administrative Agent of all such documentation and information requested by the Administrative Agent and the Financing Parties that are necessary (including the names and addresses of the Borrower) for the Administrative Agent and the Financing Parties to identify the Borrower in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder); and

(x) The Borrower shall have demonstrated with supporting calculation to the reasonable satisfaction of the Administrative Agent that the Debt Service Coverage Ratio calculated on a pro forma basis for each period of four consecutive fiscal quarters from the anticipated Term Conversion Date through the fiscal year ending December 31, 2020 shall not be less than 1.40 to 1.00

(y) A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Fixed Rate Note.

(z) At least three Business Days prior to the Closing Date, each Fixed Rate Note Holder shall have received written instructions signed by a Responsible Officer on letterhead of the Borrower specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Fixed Rate Notes is to be deposited.

(aa) The Administrative Agent shall have received the Lessee Consent executed and delivered by SU.

4.2. Conditions Precedent to First Phase Construction Loans and Letters of Credit. The obligation of the Lenders to make First Phase Construction Loans and the Issuing Bank to issue Letters of Credit, is subject to the prior satisfaction of the conditions set forth in Section 4.1 and each of the following conditions (unless waived in writing by the Administrative Agent, the Issuing Bank and the Required Financing Parties):

(a) The Administrative Agent shall have received a duly completed and executed First Phase Construction Loan Notice of Borrowing, which shall include, without limitation, any lien waivers with respect to such requested Borrowing;

(b) Each representation and warranty of the Borrower set forth in the Financing Documents shall be true and correct in all material respects as of the date of such Borrowing or issuance of such Letter of Credit (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date);

(c) No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the Borrowing of such First Phase Construction Loans or the issuance of such Letter of Credit;

(d) No event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing;

(e) The TCOS Approval Date for the Project is expected to be no later than June 30, 2014;

(f) The Fixed Rate Notes shall have been issued by the Borrower and the proceeds thereof applied to the payment of Project Costs or deposited in the Disbursement Account;

(g) The Borrower shall have demonstrated with supporting calculations that, after giving effect to the Fixed Rate Notes, the First Phase Construction Loans which have been borrowed (including the First Phase Construction Loans to be borrowed as of the date of such Borrowing) and the funding by the Equity Investors of their pro rata share of the Project Costs as required by the Equity Contribution Agreement, the Debt to Total Capitalization Ratio shall not exceed 0.70 to 1.00;

(h) (i) The Equity Contribution Agreement shall be in full force and effect and the Remaining Equity Commitment shall be greater than 105% of the First Phase Loan Agreement Obligations Amount and (ii) the Equity Investors shall have funded their pro rata share of the Project Costs as required by the Equity Contribution Agreement such that, after giving effect to the First Phase Construction Loans (and any other First Phase Construction Loans to be made in the same calendar month as such First Phase Construction Loan), the Debt to Total Capitalization Ratio shall not exceed 0.70 to 1.00;

(i) The aggregate amount of the outstanding Construction Loans and the stated amount of issued and undrawn Letters of Credit shall not exceed the First Phase Construction Loan Sublimit;

(j) The Borrower shall have delivered all Mortgages, supplements to Mortgages, title insurance and surveys required to be delivered pursuant to Section 6.16(b); and

4.3. Conditions Precedent to the Second Phase Construction Loans. The obligation of the Lenders to make Second Phase Construction Loans and the Issuing Bank to issue Letters of Credit, is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Administrative Agent and the Required Financing Parties):

(a) The Administrative Agent shall have received a duly completed and executed Second Phase Construction Loan Notice of Borrowing, which shall include, without limitation, any lien waivers with respect to such requested Borrowing;

(b) Each representation and warranty of the Borrower set forth in the Financing Documents shall be true and correct in all material respects as of the date of such Borrowing (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date);

(c) No Default or Event of Default shall have occurred and be continuing or shall occur as a result of such Borrowing;

(d) No event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing;

(e) The TCOS Approval Date for the Project shall be expected to be no later than June 30, 2014;

(f) The Fixed Rate Notes shall have been issued by the Borrower and the proceeds thereof fully drawn;

(g) The Borrower shall have demonstrated with supporting calculations that after giving effect to the Second Phase Construction Loans (and any other Second Phase Construction Loans to be made in the same calendar month as such Second Phase Construction Loan) and the funding by the Equity Investors of their pro rata share of the Project Costs as required by the Equity Contribution Agreement, the Debt to Total Capitalization Ratio shall not exceed 0.70 to 1.00;

(h) The Equity Contribution Agreement shall be in full force and effect and there shall be no default thereunder and (x) shall have remaining unfunded Equity Commitments thereunder equal to (A) 30% of the Base CREZ Budget plus the CREZ II Budget minus (B) the aggregate of all prior Equity Contributions (including any Voluntary Equity Contributions, if any) as provided thereunder or (y) any Founding Equity Investor or other Person acceptable to the Administrative Agent shall have irrevocably committed, on terms and conditions no less favorable to the Financing Parties than the terms and conditions set forth in the Equity Contribution Agreement, to fund any shortfall with respect thereto, as determined by the Administrative Agent in consultation with counsel;

(i) The Administrative Agent shall have in consultation with the Independent Engineer reviewed and approved any deviations in the final Base CREZ Budget, the final CREZ II Budget and the final Construction Budget and Schedule from the Base CREZ Budget, CREZ II Budget and Construction Budget and Schedule;

(j) The Administrative Agent shall have received a true, complete and correct copy of each Material Project Document then in effect not delivered pursuant to Section 4.1(g) and any supplements or amendments thereto, all of which shall be satisfactory in form and substance to the Administrative Agent, the Issuing Bank and the Financing Parties, such documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and shall be certified by a Responsible Officer of the Borrower as being true, complete and correct copies and in full force and effect, such delivery to the Administrative Agent to be accompanied by a certificate of a Responsible Officer of the Borrower, that to the best of the Borrower’s knowledge no party to any such Material Project Document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder which could reasonably be expected to have a Material Adverse Effect;

(k) (i) The Administrative Agent shall have received a certificate, duly executed by the Borrower, in form and substance reasonably satisfactory to the Administrative

Agent, confirming that all insurance premium payments then due and payable have been paid and that the insurance complies with the requirements of Section 6.5(a) and Schedule 6.5 and the Material Project Documents set forth in Section 3 of the Insurance Consultant’s report delivered pursuant to this Section 4.3(k), (ii) the Administrative Agent shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer) then in effect, in form and substance reasonably satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a certificate of the Insurance Consultant with the Insurance Consultant’s report, dated as of the initial Borrowing Date for Second Phase Construction Loans, attached thereto, in each such case, in form and substance reasonably satisfactory to the Administrative Agent, and confirming that all insurance policies required by such Insurance Consultant’s report are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice (ten (10) days for non-payment of premiums) and otherwise materially conform with the insurance requirements set forth in Section 6.5(a) and Schedule 6.5 and the Material Project Documents set forth in Section 5 of the Insurance Consultant’s report delivered pursuant to this Section 4.3(k);

(l) The Project Costs incurred and to be incurred are substantially as provided in, and the Project shall be substantially on schedule as provided in the Construction Budget and Schedule (or if the Project is not substantially in compliance with such schedule, the Independent Engineer shall have delivered the certification referred to in the succeeding sentence), which shall be reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer). The Independent Engineer, after consultation with the Borrower and the Administrative Agent, shall have certified at each draw that the Project is reasonably likely to achieve COD by the Construction Loan Termination Date in compliance with such schedule in the Construction Budget and Schedule and, if Project Costs in excess of those contemplated by such budget (including the contingency) are required to be expended to achieve COD by the Construction Loan Termination Date, the Borrower has certified that sufficient funds are available pursuant to the Construction Loan Commitments and the Equity Commitment to so complete the Project (or has certified that sufficient funds are available pursuant to the Construction Loan Commitments, the Equity Commitment plus any other irrevocable and unconditional funding commitment in form and substance acceptable to the Administrative Agent and the Required Financing Parties for any shortfall);

(m) All Applicable Permits with respect to the construction and operation of the Project required to have been obtained from any Governmental Authority for the development and construction activities with respect to the Project up to the date of the Borrowing of such Construction Loans shall have been issued and shall be in full force and effect and no appeal of such Applicable Permits shall be pending and such Applicable Permits shall not be subject to any unsatisfied conditions that could reasonably be expected to allow for material modification or revocation; the Borrower shall be in material compliance with all such Applicable Permits then in effect; and with respect to any of the Applicable Permits not at that time required to have been issued and in full force and effect, the Administrative Agent, acting reasonably shall have concluded that any such Applicable Permits are reasonably likely to be obtained by the time required, all of which shall be reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer and legal counsel);

(n) The Borrower shall have delivered all Mortgages, supplements to Mortgages, Title Insurance and surveys required to be delivered pursuant to Section 6.16(b); and

(o) To the extent not previously delivered, the Administrative Agent shall have received Consents and Agreements in substantially the form of Exhibit L from counterparties to the Material Project Documents.

4.4. Conditions Precedent to the Term Conversion Date. The Construction Loans shall Term Convert to Term Loans upon the satisfaction of the conditions precedent set forth in this Section 4.4 (unless waived in writing by the Administrative Agent and the Required Financing Parties):

(a) Delivery to the Administrative Agent of (i) a duly completed and executed Notice of Term Conversion and (ii) a certificate from the Borrower dated the date such Construction Loans are proposed to be Term Converted, certifying that:

(i) Each representation and warranty of the Borrower set forth in the Financing Documents is true and correct in all material respects as if made on such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date); and

(ii) No Default or Event of Default has occurred and is continuing or will result from the Term Conversion;

(b) The Borrower shall have obtained and delivered to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, copies of all Applicable Permits not previously delivered by the Borrower to Administrative Agent and a certificate executed by a Responsible Officer of the Borrower certifying that all such Applicable Permits are in full force and effect;

(c) Evidence reasonably satisfactory to the Administrative Agent shall have been received by the Administrative Agent that all material work in connection with the Project requiring inspection by any Governmental Authorities having jurisdiction has been duly inspected and approved in all material respects by such authorities and that any certificates or notices required by Governmental Rules to be issued in connection therewith have been issued by such Governmental Authorities;

(d) Delivery by the Borrower to the Administrative Agent of a certificate certifying the occurrence of the TCOS Approval Date. Such certificate shall include the following information: the PUCT docket number of each relevant PUCT order granting the application for interim update of transmission rates; the date of signing of each such PUCT order; the effective date the wholesale transmission rate and the TCOS are adjusted on an interim basis pursuant to such PUCT order; the dollar amount of transmission cost of service (“TCOS”) as a result of the last of such PUCT orders; and a certification that as a result of such PUCT orders the invested capital amounts, as utilized in PUCT Substantive Rule Section 25.192, for all Segments of the Project have all been included in the approved adjusted TCOS and the wholesale transmission rates that may be billed by SU.

(e) Each Equity Investor or its Guarantor or another Person on its behalf shall have performed all of its obligations under the Equity Contribution Agreement required to be performed as of the Term Conversion Date (including the making of the Equity Contribution pursuant to Section 2.1(a)(v) of the Equity Contribution Agreement).

(f) Delivery to the Administrative Agent of a certificate, dated as of the Term Conversion Date, duly executed by the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming that all insurance premium payments due and payable as of the Term Conversion Date have been paid and that the insurance complies with the requirements of Section 6.5(a) and Schedule 6.5 and the Material Project Documents set forth in Section 3 of the Insurance Consultant’s report delivered pursuant to this Section 4.4(f). The Administrative Agent shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer) in effect as of the Term Conversion Date, in form and substance reasonably satisfactory to the Administrative Agent and the Financing Parties. The Administrative Agent shall have received a certificate of the Insurance Consultant with the Insurance Consultant’s report, dated as of the Term Conversion Date, attached thereto, in each such case, in form and substance reasonably satisfactory to the Administrative Agent and the Financing Parties, and confirming that all insurance policies required by such Insurance Consultant’s report are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice (ten (10) days for non-payment of premiums) and otherwise materially conform with the insurance requirements set forth in Section 6.5(a) and Schedule 6.5 and the Material Project Documents set forth in Section 5 of the Insurance Consultant’s report delivered pursuant to this Section 4.4(f).

(g) There has not been filed with or served upon the Borrower with respect to the Project or any part thereof any notice of any Lien or claim of any Lien (other than Permitted Liens) that has not been released or for which a bond has not been obtained.

(h) The Borrower shall have demonstrated with supporting calculations that the Debt to Total Capitalization Ratio shall not exceed 0.70 to 1.00.

(i) The Administrative Agent shall have received a report of the Independent Engineer demonstrating satisfactory completion of performance and reliability tests of the Project.

(j) The Administrative Agent shall have received duly executed supplements to the CREZ Master Lease in form and substance satisfactory to the Administrative Agent for all Segments and Collection Stations, which provide for quarterly rent payments in an amount sufficient for the Borrower to demonstrate with supporting calculation to the reasonable satisfaction of the Administrative Agent compliance with a Debt Service Coverage Ratio, calculated on a pro forma basis, of not less than 1.4 to 1.00 for each period of four consecutive fiscal quarters from the Term Conversion Date through the fiscal year ending December 31, 2020.

(k) The Administrative Agent shall have received first priority Mortgages, in favor of the Collateral Agent, for the benefit of the Lenders, in respect of all Project Properties (other than Project Properties then subject to a condemnation, eminent domain or similar involuntary taking proceeding diligently prosecuted by or on behalf of the Borrower).

(l) The Borrower shall have confirmed to the Administrative Agent that all Project Costs have been paid other than taxes and other charges that are the responsibility of the Lessee under the CREZ Master Lease.

(m) All Letters of Credit shall have been terminated or fully cash collateralized.

4.5. Confirmation. The purchase of the Fixed Rate Notes, each Borrowing (including Term Conversion), and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the relevant date thereof that the applicable conditions contained in this Article 4 have been satisfied.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to and in favor of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Financing Parties, All of these representations and warranties shall survive the Closing Date, the issuance of the Fixed Rate Notes, the issuance of any Letters of Credit, and the making of the Loans:

5.1. Existence; Compliance with Laws. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Legal Requirements except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2. Power; Authorization; Enforceable Obligations; No Legal Bar. (a) The Borrower has the power and authority, and the legal right, to make, deliver and perform the Operative Documents to which it is a party, to consummate the transactions contemplated thereby, to issue the Fixed Rate Notes and obtain the Construction Loans, Term Loans and Letters of Credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and to authorize the Fixed Rate Notes, the Construction Loans, Term Loans and the incurrence of its Reimbursement Obligations with respect to the Letters of Credit and the Letters of Credit on the terms and conditions of this Agreement. Each Operative Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Operative Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) The execution, delivery and performance of this Agreement and the other Operative Documents, the issuance of the Fixed Rate Notes, the Borrowings hereunder and the use of the proceeds thereof will not violate any Legal Requirements applicable to the Borrower or any Contractual Obligation, in each case, as could not reasonably be expected to result in a Material Adverse Effect, of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Legal Requirement or any such Contractual Obligation (other than the Liens created by the Security Documents).

5.3. Ownership of Equity Interests. The Equity Interests in the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Borrower, except as created by the Financing Documents. As of the Closing Date, (i) the Pledgor owns 100% of all issued and outstanding Equity Interests in the Borrower, (ii) the Operating Partnership indirectly owns 90% and SU owns 10% of all issued and outstanding Equity Interests in the Pledgor (directly) and the Borrower (indirectly) and (iii) the General Partner and Hunt EIAA, LLC own 100% of all issued and outstanding Equity Interests of the Operating Partnership.

5.4. Financial Statements; Material Adverse Effect. The financial statements of the Borrower, the Pledgor, TDC, the Operating Partnership and the General Partner heretofore delivered to the Administrative Agent with copies for the Financing Parties, were prepared in accordance with GAAP, as applicable, and fairly present the financial condition and operations of the Borrower at such date and, where applicable, the results of its operations for the period then ended (subject, where applicable, to normal year-end audit adjustments). Since the date of each financial statement of the Borrower, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower that could reasonably be expected to have a Material Adverse Effect.

5.5. Disclosure. No statement or information contained in this Agreement, any other Financing Document, or any other document, certificate or statement prepared and furnished by the Borrower or any Affiliate thereof to the Administrative Agent or the Financing Parties, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Financing Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading at the time made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Financing Parties that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower or any Affiliate thereof that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Financing Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Financing Parties for use in connection with the transactions contemplated hereby and by the other Financing Documents.

5.6. No Material Adverse Effect. No event, condition or circumstance that could reasonably be expected to constitute a Material Adverse Effect has occurred and is continuing.

5.7. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by any of the Operative Documents to which it is a party, (b) the development, construction, ownership and operation of the Project as contemplated by the Operative Documents (to the extent required to be obtained by or on behalf of the Borrower), (c) the consummation of the transactions contemplated by the Operative Documents by the Borrower or (d) the grant by the Borrower of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except, in each case, (i) the filing of UCC financing statements, (ii) such as have been made or obtained and are in full force and effect, (iii) any Permits that are not yet Applicable Permits as of the date of this representation, (iv) such as are required by securities, regulatory or applicable law in connection with an exercise of remedies, and (v) as contemplated by Section 5.19.

5.8. ERISA and Labor Matters.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan;

(iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

(c) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Legal Requirement dealing with such matters; (c) all payments due from the Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower, and (d) the Borrower is in material compliance with all Legal Requirements, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt or non-exempt under applicable law and the proper classification of individuals as employees or independent contractors.

5.9. Taxes. The Borrower has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); no tax Lien has been filed (other than Permitted Liens), and to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.10. Title to Properties; Eminent Domain Authority; Possession Under Leases; Investments.

(a) The Borrower has good title to all its material properties and assets (other than Real Property), except for Permitted Liens. The Borrower has good and marketable fee simple title to, or valid leasehold and easement interests in, or other valid rights to use or occupy, as applicable, all the Project Properties set forth on Schedule 5.10(a) (as such Schedule may be updated after the Closing Date by the Borrower with a copy to the Administrative Agent and the Collateral Agent), in each case in accordance with the applicable deed, lease, easement (including condemnation or eminent domain judgments), right-of-way, license agreement, crossing permit or other operating right or similar right of use or occupancy, except for Permitted Liens.

(b) No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment, subject to Permitted Liens. To the knowledge of the Borrower, other than Permitted Liens, none of the Project Properties is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy, possession or enjoyment of the Project Properties or any portion thereof in a manner that would impair the ability of the Borrower or the Lessee to develop, construct, own, use or maintain the Project in accordance with the Operative Documents in any material respect.

(c) The Borrower has not received any written notice of, nor has any knowledge of, (i) any pending or contemplated condemnation proceeding affecting the Project Properties or any sale or disposition thereof in lieu of condemnation (except that, with respect to any Loan made other than on the Closing Date, the Borrower has not received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Project Properties or any sale or disposition thereof in lieu of condemnation that could reasonably be expected to have a Material Adverse Effect) or (ii) any existing or threatened change in the zoning classification of any of the Project Properties.

(d) All the Project Properties set forth on Schedule 5.10(a) (as such Schedule may be updated after the Closing Date by the Borrower with a copy to the Administrative Agent and the Collateral Agent) that are owned by a governmental entity that is a unit of state government, including a governmental authority or a political subdivision, is subject to an applicable lease, easement, right of way, crossing permit, license agreement or other operating right or similar right of use in favor of the Borrower, and the Borrower does not and will not need any additional lease, easement, right of way, crossing permit, license agreement or other operating right or similar right of use or occupancy with regard to Real Property owned by a governmental entity that is a unit of state government in order to complete and operate the Project.

(e) As of the Closing Date, the Borrower does not have any Investment other than Investments permitted by Section 7.3.

5.11. Security Documents. The Security Agreement and the Pledge Agreement are each effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreement, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Pledgor in such Pledged Stock and the proceeds thereof, as security for the Secured Obligations (as defined in the Pledge Agreement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 5.11 in appropriate form are filed in the offices specified on Schedule 5.11, the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Pledgor in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement or Pledge Agreement, as applicable), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens that pursuant to applicable law are entitled to a higher priority than the Liens created by the Security Documents).

5.12. Filings. All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or Liens of the Collateral Agent (for the benefit of the Secured Parties), subject to Permitted Liens that pursuant to applicable law are entitled to a higher priority than the Liens created by the Security Documents, have been made or will be made as required by the Financing Documents in the offices set forth on Schedule 5.11.

5.13. Investment Company. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Legal Requirement (other than Regulation X of the Board and subject to Section 5.15 below) that limits its ability to incur Indebtedness.

5.14. Governmental Regulation.

(a) Neither the Pledgor nor the Borrower is a “public utility” under the FPA and the regulations of FERC thereunder. The execution, delivery and performance of the Pledgor’s and the Borrower’s respective obligations under the Financing Documents and the Material Project Documents require no authorization of approval by, or notice to, and are not subject to the “public utility” jurisdiction of, FERC under the FPA.

(b) Under FERC’s currently effective regulations, neither the Pledgor nor the Borrower is or, as a result of the execution, delivery and performance of the Pledgor’s and the Borrower’s respective obligations under the Financing Documents and the Material Project Documents and SU’s obligations under the Material Project Documents to which it is a party, will be deemed to be a “public-utility company” and as a result the Pledgor is not and will not be a “holding company” under PUHCA 2005.

(c) The Borrower is subject to regulation as an “electric utility” by the Public Utility Commission of Texas. The execution, delivery and performance of the Borrower’s obligations under the Operative Documents requires no authorization or approval by, or notice to or filing with, the PUCT or under the Public Utility Regulatory Act of Texas other than those that have been obtained or made and are in full force and effect.

(d) Solely by virtue of the construction, ownership, leasing or operation of the Project by the Borrower or the execution, delivery and performance of the Financing Documents to which it is a party, none of the Agents, the Issuing Bank, the Financing Parties or their Affiliates or any of them will become subject to any of the provisions of the FPA, PUHCA 2005 (based on FERC’s currently effective definitions under PUHCA 2005) or the Public Utility Regulatory Act of Texas, or to regulation under any such statute, or subject to any other laws or regulations respecting the rates or the financial or organizational regulation of public utilities.

5.15. Federal Reserve Requirements. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Financing Party or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.16. Compliance with Legal Requirements.

(a) The Borrower is not in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Patriot Act.

(b) The use of the proceeds of the Loans and the Fixed Rate Notes by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(c) Neither the Borrower nor its properties or assets has violated or is in violation of (nor will the continued operation of its material properties and assets as currently conducted violate) any currently applicable Legal Requirements (including any zoning, building, or Environmental Law, ordinance, code or approval or any building permit) or any restriction of record, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17. OFAC. (a) The Borrower has established, implemented and will maintain in place processes and procedures to determine that the Borrower (i) does not appear on the OFAC SDN List, (ii) is not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons or entities referred to or described in the OFAC SDN List or (iii) does not conduct business or engages in any transaction with any Person or entity named in the OFAC SDN List or with or relating to any country or territory that is the subject of any sanctions under OFAC Laws or in any other manner that would result in a violation of OFAC Laws by any Person.

(b) No part of the proceeds from the sale of the Fixed Rate Notes or Borrowing of Loans hereunder constitutes or will constitute funds obtained on behalf of any Person appearing on the OFAC SDN List or will otherwise be used, directly by the Borrower or indirectly through any of the Borrower’s Affiliates, in connection with any investment in, or any transactions or dealings with, any of the Persons appearing on the SDN List.

(c) To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any of the Borrower’s Affiliates (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each of its Affiliates is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Fixed Rate Notes or Borrowings of Loans hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each of its Affiliates is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

5.18. PUCT; ERCOT. The Borrower has complied and is in compliance with the Texas Public Utility Regulatory Act and applicable PUCT and ERCOT regulations and orders and any Governmental Rule applicable to it as a public utility, except in each case for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect.

5.19. Permits.

(a) There are no material Permits issued to or required by the Borrower under any Governmental Rule, including any Environmental Laws, as the Project is currently designed and contemplated to be developed, constructed, owned, leased and operated that are or will become Applicable Permits other than the Permits described in Schedule 5.19 or Permits described in (ii) and (iii) of the next succeeding sentence. Each Permit described on Schedule 5.19 is either (i) a Permit in full force and effect and is not the subject of any current material legal proceeding and, if an appeal period is specified by a Governmental Rule, the appeal period has expired and no proceedings are pending seeking material modification or revocation, in the case of those Permits listed in Part I of Schedule 5.19, (ii) a Permit that has not yet been obtained and has not been required for Project development activities up to the date of this Agreement and is not required to commence construction of the Project, and which the Borrower has no current actual knowledge indicating that such Permit is required, or if circumstances arise which require Borrower to obtain such Permit, Borrower has no current actual knowledge that such Permit will not timely be obtained in the case of those Permits listed in Part II of Schedule 5.19 or (iii) a Permit of a type that is routinely granted on application and that would not normally be obtained before the commencement of construction of the Project or that is, to the knowledge of the Borrower, reasonably likely to become an Applicable Permit, as applicable, as in the case of those Permits listed in Part III of Schedule 5.19. The Borrower reasonably believes that any Permit so indicated in clauses (ii) and (iii) of the preceding sentence will be obtained before it becomes an Applicable Permit. The Borrower is not in material violation of any Applicable Permit then in effect.

(b) To the Borrower’s knowledge, each Material Project Participant possesses all Permits, or rights thereto necessary to perform its duties under the Operative Documents to which it is a party, other than those Applicable Permits listed in Schedule 5.19, and, to the Borrower’s knowledge, such party is not in violation of any valid rights of others with respect to any of the foregoing.

(c) The Borrower has not entered into any stipulations with any Governmental Authority issuing any Applicable Permit(s) which are not expressly set forth in such Permit(s) to construct the Project or which have not otherwise been disclosed to the Administrative Agent by the Borrower in writing.

5.20. Litigation. (a) No litigation, action, suit, investigation, claim or proceeding at law or equity of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its properties or revenues (including any Material Project Document or Applicable Permit) (i) with respect to any of the Operative Documents or any of the transactions contemplated hereby or thereby or any Applicable Permit, or (ii) that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.

(b) There are no condemnation proceedings by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened with respect to the Project, or any portion thereof material to the construction, ownership or operation of the Project, unless (i) solely with respect to a condemnation proceeding occurring prior to COD, in the reasonable opinion of the Administrative Agent and the Independent Engineer, such condemnation is capable of being remedied within a satisfactory period without affecting COD with respect to the Project in accordance with the Construction Budget and Schedule and (ii) an adequate reserve, in an amount acceptable to the Administrative Agent and the Independent Engineer, has been established for remedying such condemnation.

5.21. No Default.

The Borrower is not in default under or with respect to any of its Contractual Obligations, including, without limitation, the Material Project Documents, in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.22. Insurance. All policies of insurance required to be obtained by the Borrower pursuant to Section 6.5 and under the Operative Documents have been obtained, and are in full force and effect, all premiums due thereon have been paid and, except with respect to policies that have been replaced with other policies in compliance with this Agreement, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received.

5.23. Certain Environmental Matters.

(a) (i) The Borrower is not in material violation (and has not received any notice that it is in material violation) of any Environmental Law and has not in the past been in material violation of any Environmental Law, which violation remains unresolved, (ii) the Borrower has not (and has not received any notice that it or any third party has) used, Released, discharged, generated, manufactured, produced, stored or disposed of in, on, under or affecting the Project Properties or the improvements or any other Real Property owned, operated or leased by the Borrower, or transported thereto or therefrom, any Materials of Environmental Concern that would reasonably be expected to subject the Borrower to liability or interfere with the Project, (iii) to the knowledge of the Borrower after reasonable inquiry, there are no species of organism protected under any applicable Environmental Laws, historical or cultural artifacts, wetlands or underground tanks (whether operative or temporarily or permanently closed) located on the Substation Sites or the improvements thereon or, to the knowledge of the Borrower, any other Real Property owned, operated or leased by the Borrower, the presence of which would have a material impact on the Project and (iv) there are no Materials of Environmental Concern used, stored or present at, on or affecting the Substation Sites or the improvements thereon or to the knowledge of the Borrower, any other Real Property owned, operated or leased by the Borrower other than those Materials of Environmental Concern used, stored or otherwise managed in material compliance with the requirements of all applicable Environmental Laws, and in a manner that could not reasonably be expected to result in any material liability to the Borrower.

(b) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding by any Governmental Authority (including the U.S. Environmental Protection Agency) or any other third party with respect to the presence or Release of Materials of Environmental Concern in, on, from, to, or affecting the Project Properties or the improvements, or any other Real Property owned, operated or leased by the Borrower, or with respect to Environmental Laws, natural resources or Materials of Environmental Concern, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) The Borrower does not have knowledge of any past or existing material violations, or any past material violations which remain unresolved, of any Environmental Laws by any Person relating in any way to the Project Properties (in the case of the Substation Sties, after due inquiry) or the improvements or any other Real Property owned, operated or leased by the Borrower. The Borrower has delivered to the Agents the Environmental Reports. As of the Closing Date, the Environmental Reports are the most recent environmental site assessments the Borrower has knowledge or possession of with respect to the Project Properties or any of the Real Property.

5.24. Utilities. All utility services necessary for the construction and operation of the Project for its intended purposes are available or will be so available as and when required upon commercially reasonable terms or market rates.

5.25. Material Project Documents.

(a) The Borrower has delivered to the Administrative Agent a complete and correct copy of each Material Project Document, including any amendments, supplements or modifications with respect thereto. None of the Material Project Documents to which the Borrower is a party has been amended or modified since the Closing Date, except in accordance with this Agreement.

(b) As of the Closing Date and as of each date upon which this representation is made, each Material Project Document is an Effective Material Project Documents and constitutes the legal, valid and binding obligation of the Borrower, and, to the knowledge of the Borrower, the other parties thereto. The Borrower is in compliance with all Effective Material Project Documents, and to the knowledge of the Borrower, each other party to an Effective Material Project Document is in compliance with its obligations thereunder and no defaults have occurred and are continuing thereunder, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(c) The rights granted to the Borrower pursuant to the Material Project Documents are sufficient to enable the Project to be located, constructed, operated and routinely maintained as contemplated by the Operative Documents.

5.26. Intellectual Property. The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and the conduct of its business does not infringe on the rights of any Person in any material respect.

5.27. Partnerships and Joint Ventures; Separateness. (a) The Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

(b) The Borrower has no Subsidiaries.

(c) The Borrower maintains separate bank accounts and separate books account from all other Persons. The separate liabilities of the Borrower are readily distinguishable from the liabilities of all other Persons.

(d) The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

5.28. Accounts. The Borrower does not have any “deposit account” with a “bank” (within the meaning of Section 9-102 of the UCC) other than the Collateral Accounts, as applicable, established in accordance with the Depositary Agreement and the other Financing Documents.

5.29. Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.30. Private Offering by the Borrower. Neither the Borrower nor anyone acting on its behalf has offered the Fixed Rate Notes for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Fixed Rate Purchasers. Neither the Borrower nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Fixed Rate Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

ARTICLE 6.

AFFIRMATIVE COVENANTS OF BORROWER

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit, Loan or the Fixed Rate Notes remains outstanding or any other amount is owing to any Financing Party, the Issuing Bank or the Administrative Agent hereunder, the Borrower shall:

6.1. Financial Information. The Borrower shall deliver to the Administrative Agent and each Financing Party:

(a) as soon as available and in any event within 105 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as at the end of such fiscal year, the related consolidated statement of operations and the related consolidated statement of changes in shareholder’s equity (deficit) and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by Ernst & Young LLP or other independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); and

(b) as soon as available but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarterly period, the related consolidated statement of operations and the related consolidated statement of changes in shareholder’s equity (deficit) and of cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Responsible Officer of the Borrower, except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments;

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2. Certificates; Other Information. The Borrower shall deliver to the Administrative Agent and each Financing Party:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a)(i) and 6.1(b)(i), a certificate of a Responsible Officer of the Borrower attaching supporting calculations and stating that, to the best of each such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement, the other Financing Documents, the CREZ Master Lease and the other Operative Documents in each case to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(b) promptly upon the Borrower acquiring notice or obtaining knowledge that any Default or Event of Default has occurred, a notice of such event (which should, in accordance with Section 9.5, indicate that such notice is a “notice of default”);

(c) promptly upon the Borrower acquiring notice or obtaining knowledge thereof, notice (including to the Independent Engineer) of (i) any material breach or default under any Material Project Document, (ii) any termination or material amendment of any Material Project Document, (iii) any litigation, arbitration, material events or material notices with respect to any Material Project Document, and (iv) any event of force majeure asserted under any Material Project Document which exists for more than two Business Days (and, to the extent reasonably requested by the Administrative Agent and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under any Material Project Document);

(d) promptly upon the Borrower (i) acquiring notice or obtaining knowledge thereof, notice (x) of any dispute between the Borrower and any Governmental Authority involving the revocation, modification, failure to renew or the like of any material Applicable Permit or the imposition of additional material conditions with respect thereto and (y) that any Applicable Permit related to the Project may be cancelled, suspended, terminated or impaired, except that no such notice shall be required with respect to the expiration, in the ordinary course of business at the stated expiration date, of a Permit that is no longer required for construction or operation and (ii) obtaining any Applicable Permit, a copy of such Applicable Permit;

(e) promptly upon the Borrower acquiring notice or obtaining knowledge of the commencement of proceedings against the Borrower or involving the Project before FERC, PUCT, or ERCOT alleging a violation of the Governmental Rules of FERC, ERCOT or PUCT, or asserting jurisdiction over the Borrower under the Texas Public Utility Regulatory Act, PUHCA 2005 or under the FPA, a copy of any documentation or correspondence relevant to such proceeding;

(f) promptly upon the Borrower acquiring notice or obtaining knowledge thereof, notice of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence any action, suit or proceeding, whether at law or equity or by or before any Governmental Authority or in arbitration, against the Borrower or SU or involving the Project, which involves claims in excess of $20,000,000 in the aggregate or as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(g) promptly upon the Borrower acquiring notice or obtaining knowledge thereof, notice of any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss affects the Borrower or the Project in excess of $5,000,000 for any one such event, or $20,000,000 in the aggregate in any policy period, and the Borrower shall keep the Administrative Agent timely apprised of any insurance claim proceedings related to such casualty or loss, including any notice received from any insurance company indicating that it is not obligated to pay any named insured, or that it is withholding any amounts that the Borrower is claiming are due and payable under any insurance policy maintained by the Borrower;

(h) promptly, but in no event later than seven (7) Business Days after the execution and delivery to the Borrower thereof, a copy of each Additional Project Agreement;

(i) promptly upon the Borrower acquiring notice or obtaining knowledge thereof, notice of any other development specific to the Borrower or the Project that has had, or could reasonably be expected to have, a Material Adverse Effect;

(j) promptly following receipt thereof, copies of any documents described in Section 101(k) and/or Section 101(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(k) promptly upon the Borrower acquiring notice or obtaining knowledge thereof, of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any ERISA Affiliates in excess of $5,000,000;

(l) promptly upon the Borrower acquiring notice or obtaining knowledge of any Environmental Claims against it or otherwise affecting the Project that could reasonably be expected to have a Material Adverse Effect;

(m) notice of material changes in the Borrower’s accounting or financial reporting practices;

(n) promptly, but in any event no later than five (5) Business Days after the required filing thereof with the PUCT, a copy of each cost estimate in respect of such CCN;

(o) promptly, the Borrower’s monthly construction report including each attachment thereto; and

(p) promptly, such additional financial and other information with respect to the Borrower or the Project as is reasonably requested by the Administrative Agent or any Financing Party.

Each notice pursuant to Section 6.2(e)-6.2(j), (l) and (n) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.3. Maintenance of Existence, Properties; Etc. (a) The Borrower shall (i) preserve, renew and keep in full force and effect its organizational existence, (ii) take all reasonable action to maintain or cause to be maintained all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall maintain good, valid, defensible (subject to the terms of the Operative Documents) and insurable title in all of its properties and assets, including Intellectual Property (that are individually or in the aggregate material), subject only to Permitted Liens, in each case other than those properties and assets disposed of in accordance with this Agreement or any other Financing Document.

(c) The Borrower shall keep or cause to be kept all material property useful and necessary in its business in good working order and condition in accordance with Good Utility Practice, ordinary wear and tear excepted.

6.4. Compliance with Legal Requirements; Etc.

(a) The Borrower shall comply in all material respects with all applicable Legal Requirements, including, without limitation, those referenced in Section 5.17 and exercise diligent good faith efforts to make such alterations to the Project as may be required for such compliance.

(b) The Borrower shall obtain all Applicable Permits as promptly as possible, have when required all Applicable Permits necessary for the development, construction, ownership, maintenance and operation of the Project under applicable Legal Requirements and comply with all Applicable Permits. The Borrower shall promptly upon receipt or publication furnish a copy (certified by a Responsible Officer of the Borrower) of each such Applicable Permit to the Administrative Agent.

(c) The Borrower shall promptly upon receipt or publication furnish a copy (certified by a Responsible Officer of the Borrower) of each amendment, supplement or modification to any such Applicable Permit to the Administrative Agent and shall promptly furnish copies to the Administrative Agent of all material documents furnished to the Borrower by any Governmental Authority or furnished to any Governmental Authority by the Borrower.

(d) The Borrower shall (i) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws, (ii) obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material Permits required by applicable Environmental Laws and (iii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability or to adversely affect the Project Properties, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability with respect to, or to materially and adversely affect the Project Properties owned or operated by the Borrower.

(e) The Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as may be contested in good faith, provided that the pendency of such proceedings, either individually or in the aggregate, could not reasonably be expected to have to have a Material Adverse Effect.

6.5. Insurance; Events of Loss.

(a) Without cost to the Financing Parties, the Borrower shall (i) maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Schedule 6.5, in the amounts and on the terms and conditions specified therein and (ii) cause each party to a Material Project Document to procure at its own expense and maintain in full force and effect, at all times on and after the Closing Date the insurance required to be procured and maintained by such Person under the relevant Material Project Documents.

(b) If the Borrower fails to take out or maintain, or to cause each Material Project Participant or other party to a Material Project Document to take out or maintain, the full insurance coverage required by this Section 6.5, the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an additional obligation of the Borrower to the Administrative Agent, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(c) No later than five (5) days following the renewal of each policy, the Borrower shall deliver to the Administrative Agent an acceptable (to the Administrative Agent) certificate of insurance from each insurer or a representative of each insurer, certifying that (i) the insurance requirements of this Section 6.5 (including Schedule 6.5) have been implemented and are being complied with, (ii) the Borrower has paid all insurance premiums then due and payable and (iii) the Borrower is in compliance with the insurance policies required by this Section 6.5 (including Schedule 6.5).

(d) The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or any proceeding with respect to any condemnation or other taking of property of the Borrower or otherwise, in each such case, in excess of $20,000,000, and the Borrower shall, within five (5) Business Days after the Administrative Agent’s request, reimburse the Administrative Agent for all reasonable out of pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation. The Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of $20,000,000 without the approval of the Administrative Agent (acting on behalf of the Required Financing Parties).

(e) No provision of this Section 6.5 or any other provision of any Financing Document shall impose on the Administrative Agent or the Financing Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower (nor shall any action taken, or not taken, by the Administrative Agent or the Financing Parties to verify the existence or adequacy of the insurance coverage maintained by the Borrower affect the obligations of the Borrower pursuant to this Section 6.5), nor shall the Administrative Agent or the Financing Parties be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

6.6. Taxes; Assessments and Utility Charges. The Borrower shall pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower or the Project (including all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project; provided, however, that the Borrower may contest or cause to be contested in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting or causing to be contested the same by appropriate proceedings, so long as (a) reserves reasonably satisfactory to the Administrative Agent have been established on the Borrower’s books in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest.

6.7. Properties, Books and Records. (a) The Borrower shall (i) keep proper books of record and account in conformity with GAAP and all Legal Requirements and proper books and record and account shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent or any Financing Party to visit and inspect, at the Borrower’s expense, the Borrower’s financial records, the Project (including the Project Properties) and any other properties of the Borrower at any reasonable time and as often as may reasonably be desired and to make extracts from and copies of such financial records, and permit any Person designated by the Administrative Agent or any Financing Party upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract); provided that so long as no Default shall have occurred and be continuing, any such visit in excess of one such visit in any calendar year by any Financing Party shall be at the expense of such Financing Party. The Independent Engineer shall have the right to visit and inspect the Project and the books, records and documents of the Borrower from time to time, and to witness the construction, installation, testing, start up, commissioning and operation of the Project; provided that the Independent Engineer will comply with all reasonable safety requirements of the Project, whether imposed by contract or Governmental Rule and will maintain reasonable and customary liability insurance.

(b) The Borrower shall permit employees or agents of the Administrative Agent or the Financing Parties the right of access to the Borrower’s facilities and to any pertinent books, documents, papers or other records (electronic or otherwise) of the Borrower in order to conduct audits, examinations and evaluations.

(c) If an Event of Default has occurred or is reasonably anticipated, or if any event or circumstance has occurred or is reasonably suspected that could reasonably be expected to result in a material diminution in the value of any Project Properties subject to any Mortgage, the Borrower shall allow the Administrative Agent (if requested thereby), at Borrower’s expense, to conduct such investigations as the Administrative Agent deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Materials of Environmental Concern, and the nature and extent of any other environmental conditions that may exist at or affect any of the Project Properties subject to any of the Mortgages, and the Borrower shall cooperate with the Administrative Agent in the conduct of any such investigations (which may include, without limitation, a detailed visual inspection of such Project Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate); provided that in the case of any easement or right of way such activities are in the scope of the easement or right of way agreement. If the Borrower does not promptly address any noncompliance with applicable Environmental Laws, any presence of any Materials of Environmental Concern, or any other environmental conditions so identified in a manner satisfactory to the Administrative Agent, then the Administrative Agent may undertake, at the Borrower’s expense, any measures it deems necessary to address such matters consistent with applicable Environmental Laws. The Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon any Project Properties subject to any of the Mortgages for the foregoing purposes; provided that in the case of any easement or right of way such activities are in the scope of the easement or right of way agreement.

6.8. Use of Proceeds.

(a) The Borrower shall use the proceeds of the Fixed Rate Notes and each Construction Loan solely to pay a portion of, and shall request issuances of Letters of Credit solely with respect to payment of, the Project Costs (whether incurred prior to or following the Closing Date) specified in the related Construction Loan Notice of Borrowing and related certificates delivered by the Borrower in connection with such Construction Loan.

(b) The Borrower shall use the proceeds of the Term Loans to repay Construction Loans outstanding upon Term Conversion.

6.9. Payment of Obligations. The Borrower shall duly and punctually pay and discharge its obligations in respect of its Indebtedness permitted by Section 7.1, subject to the terms and conditions of this Agreement and the other Financing Documents.

6.10. Material Project Documents. (a) The Borrower shall (i) perform and observe all of its material covenants and material obligations contained in each of the Material Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Documents to which the Borrower is a party in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Participant each material covenant or obligation of such Material Project Document to which it is a party in accordance with its terms, including enforcing the rights and remedies of the Borrower under the Material Project Documents to maximize the amount of liquidated damages available to the Borrower under the Material Project Documents.

(b) Upon expiration or termination of the initial or any renewal term of the CREZ Master Lease (or any supplement or new lease entered into in replacement thereof in accordance with this Section 6.10(b)), the Borrower and the Lessee shall enter into a supplement or new lease with respect to the Project: (i) having an initial term of at least five years, (ii) providing for renewal terms, (iii) requiring payment of a rent that is sufficient during the initial and all renewal terms of such supplement or new lease to such that the Debt Service Coverage Ratio shall not be less than 1.40 to 1.00, and (iv) (x) substantially in the form of the existing CREZ Master Lease with respect to all non-economic provisions; provided that notwithstanding the foregoing, provisions that are administrative or ministerial in nature and provisions that are of an inconsequential nature and which do not adversely affect any Financing Party or which satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law shall be deemed to be substantially in the form of the existing CREZ Master Lease, or (y) otherwise in form and substance satisfactory to the Required Financing Parties, which consent shall not be unreasonably withheld. If the Required Financing Parties have a consent right pursuant to clause (iv)(y) hereof, the Financing Parties shall make commercially reasonable efforts to respond to the Borrower’s request for such review within ten Business Days, provided that failure to so respond shall not be deemed a consent to such supplement or new lease.

6.11. OFAC. If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any affiliate, subsidiary or any Person or entity holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), the Borrower shall immediately (x) give written notice to the Administrative Agent of such OFAC Violation and (y) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and the Borrower hereby authorizes and consents to the Agents and Financing Parties taking any and all steps such Person deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).

6.12. Operation of Project. Following the Term Conversion Date, the Borrower shall cause the Project to be operated and maintained in good operating condition consistent in all material respects with (i) Good Utility Practice, (ii) all Applicable Permits, (iii) Legal Requirements and (iv) all applicable requirements of the Operative Documents (including the warranties provided for thereunder), and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to operate and maintain the Project in such condition (subject to the Borrower’s other rights hereunder, including the Borrower’s rights to access amounts in the Collateral Accounts in accordance with the terms of this Agreement).

6.13. PUCT; ERCOT. The Borrower shall and shall cause the Lessee to comply with the Texas Public Utility Regulatory Act and applicable PUCT and ERCOT regulations and orders and any other law or order or other Governmental Rule applicable to it as a public utility, including the prudent and timely making of all filings with PUCT and ERCOT that are customary for transmission service providers (according to PUCT or ERCOT), except in each case for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect.

6.14. Separateness Provisions. (a) The Borrower shall conduct its business solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in the name of the Borrower.

(b) The Borrower shall maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower and shall not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower.

(c) The Borrower shall provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve the Borrower’s actions, which meetings will be separate from those of other entities; provided that the Borrower shall not be required to have an independent director on its board of directors or other analogous governing body.

6.15. Further Assurances. (a) The Borrower shall promptly upon request by the Administrative Agent, correct any material defect or error that may be discovered in any Financing Document or in the execution, acknowledgement, filing or recordation thereof.

(b) The Borrower shall promptly upon request by the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Documents, (ii) to the fullest extent permitted by applicable Legal Requirements, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Financing Document or under any other instrument executed in connection with any Financing Document to which the Borrower is or is to be a party.

6.16. Additional Collateral. (a) With respect to any property acquired after the Closing Date by the Borrower (other than any Real Property described in paragraph (b) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Agreement or by law or as may be requested by the Collateral Agent or the Administrative Agent, except for Permitted Liens.

(b) On or prior to the first Borrowing Date in each month until a first priority Mortgage has been recorded for all Project Properties, the Borrower shall (i) execute and deliver an executed first priority Mortgage (or supplement thereto), in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to Project Properties so that after giving effect to the recordation of such Mortgage (or supplement) not less than 90% by number of the Requisite Project Properties on such Borrowing Date shall then be subject to a Mortgage and (ii) if requested by the Administrative Agent, provide the Financing Parties with (x) in respect of Project Properties acquired in fee, title and extended coverage insurance covering such Project Properties constituting Substation Sites in an amount at least equal to the purchase price of the Substation Sites, and with respect to any Project Properties acquired that are Substation Sites, a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent.

6.17. Equity Commitment. The Borrower shall use its best efforts to cause each Equity Investor to fund its Equity Commitment as and to the extent required under the Equity Contribution Agreement. The Borrower shall apply all proceeds of the Equity Contributions in accordance with the Equity Contribution Agreement.

6.18. Consultants. The Borrower shall provide such documents and information to the Independent Engineer, the Insurance Consultant and the Financing Parties as they may reasonably request and consider necessary to deliver annually to the Administrative Agent a report on the status of the Project or compliance with applicable insurance requirements, as the case may be.

6.19. Construction of Project. The Borrower shall construct, or cause the construction of, the Project in accordance with the Material Project Documents, the approved plans and specifications thereunder, the Construction Budget and Schedule and Good Utility Practice, and without limiting the force or effect of Section 8.16, use commercially reasonable efforts to cause Term Conversion and TCOS Approval Date to occur no later than June 30, 2014.

6.20. Net Cash Proceeds. The Borrower shall apply all Net Cash Proceeds in accordance with the requirements of the Depositary Agreement and the other Financing Documents.

6.21. Interest Rate Protection. Prior to the end of the First Phase Construction Loan Availability Period, the Borrower shall have entered into one or more Specified Swap Agreements pursuant to which the Borrower shall be a fixed rate payer and recipient in an accreting notional amount corresponding substantially to the schedule set forth in Schedule 6.21.

ARTICLE 7.

NEGATIVE COVENANTS OF BORROWER

The Borrower hereby agrees that, so long as the Commitments remain in effect, the Fixed Rate Notes, Loan or any Letter of Credit remains outstanding or other amount is owing to any Financing Party, the Issuing Bank or the Administrative Agent hereunder, the Borrower shall:

7.1. Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for Permitted Indebtedness.

7.2. Liens. The Borrower shall not create, incur, assume or suffer to exist (a) any Lien on any of its Property (including any Collateral) except for Permitted Liens or (b) any Lien on its Equity Interests, except Liens granted by the Pledge Agreement.

7.3. Investments. The Borrower shall not make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interest, bonds, notes, debentures or other debt securities of, or any other assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except Investments in Permitted Investments.

7.4. Prohibition of Fundamental Changes; Sale of Assets, Fiscal Year, Etc.

(a) The Borrower shall not change its legal form, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve and shall not modify its organizational documents in any manner adverse to the Agents, the Issuing Bank or the Financing Parties; provided that, subject to Section 2.12(c), the Borrower may merge into or consolidate with the Pledgor.

(b) The Borrower shall not convey, sell, lease, license, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets of the Borrower except (i) pursuant to the Financing Documents, (ii) pursuant to the CREZ Master Lease, (iii) the disposition of obsolete, worn out or replaced property not used or useful in the Project, (iv) in the ordinary course of business and which assets have a fair market value not in excess of $1,000,000 per transaction and $10,000,000 in the aggregate during each subsequent 12-month period commencing on the date of this Agreement, (v) sales, leases or transfers of assets as expressly contemplated by the CREZ Master Lease, and (vi) the liquidation, sale or use of cash for Permitted Investments.

(c) The Borrower shall not purchase or acquire any assets other than the purchase of assets required for the development, construction, completion, operation and maintenance of the Project in accordance with the Material Project Documents and as contemplated by the Construction Budget and Schedule, including budget deviations permitted by this Agreement.

(d) The Borrower shall not change its name, jurisdiction of formation, principal place of business, its fiscal year, its method of determining fiscal quarters or its federal employer identification number.

7.5. Nature of Business. The Borrower shall not enter into any activities other than the ownership, development, construction, leasing and financing of the Project and any activities incidental to the foregoing.

7.6. Transactions With Affiliates. Other than the CREZ Master Lease, the Project Management Agreement and transactions listed on Schedule 7.6 hereto, the Borrower shall not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Borrower, and (iii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) an obligation under any Material Project Document or Equity Contribution Document as in existence on the Closing Date.

7.7. No Distributions. The Borrower shall not directly or indirectly, make or declare any dividend, payment or distribution (in cash, property or obligation) to the Pledgor or any of its Affiliates (including any distributions contemplated under the Borrower’s limited liability company operating agreement and any payments in respect of management (or other) fees to any of its Affiliates) (each such payment, a “Restricted Payment”) unless:

(i) such Restricted Payment is made after the Term Conversion Date from funds on deposit in the Distribution Account;

(ii) no Default or Event of Default has occurred and is continuing and such Restricted Payment will not result in a Default or an Event of Default; and

(iii) (x) if the Term Conversion Date occurs in the fourth quarter of a fiscal year, the Restricted Payment made in respect of such fiscal quarter shall not exceed the least of (A) an amount equal to the pro rata share of the Pledgor’s taxable income attributable to the Borrower for the fiscal year ending at the end of such fiscal quarter, (B) an amount equal to the amount, after giving effect to the payment thereof, that will not cause the Borrower to have insufficient funds on deposit in the Revenue Account

(determined on the date of the payment of such Restricted Payment) to make all payments required to be made in respect of items (i) through (vi) as specified in Section 3.2(c) of the Depositary Agreement through the end of the first full fiscal quarter of the immediately following fiscal year and (C) the amount then on deposit in the Distribution Account and (y) if clause (x) shall not apply, and one full fiscal quarter has ended since the Term Conversion Date, the amount of such Restricted Payment shall not exceed the amount then on deposit in the Distribution Account and the Debt Service Coverage Ratio of the Borrower for the period of the immediately preceding four fiscal quarters most recently ended (or, if less, the number of full fiscal quarters ended following the Term Conversion Date) shall be demonstrated by the Borrower with supporting calculation to be equal to or greater than 1.20 to 1.00.

7.8. Debt to Total Capitalization Ratio.

(a) At the time of any Borrowing of Construction Loans, the Borrower shall demonstrate with supporting calculations that the Debt to Total Capitalization Ratio, calculated on a pro forma basis giving effect to such Borrowing, shall not exceed 0.70 to 1.00.

(b) At any time on or after the Term Conversion Date, the Debt to Total Capitalization Ratio shall not exceed 0.70 to 1.00 at the end of any fiscal quarter.

7.9. Material Project Documents. The Borrower shall not (i) cancel or terminate the CREZ Master Lease or any other Material Project Document to which it is a party or consent to or accept any cancellation or termination of the CREZ Master Lease or any Material Project Document, (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in the CREZ Master Lease or any Material Project Document to which it is a party or consent to any assignment by the other party thereto, (iii) waive any material default under, or material breach of, the CREZ Master Lease or any Material Project Document to which it is a party or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of the CREZ Master Lease or any Material Project Document or in any way vary, or consent or agree to the variation of, any material provision of the CREZ Master Lease or Material Project Document or of the performance of any material covenant or obligation by any other Person or consent to any assignment by any other Person under the CREZ Master Lease or any Material Project Document, (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to impair the CREZ Master Lease or any Material Project Document to which it is a party or seeks to amend, modify or supplement the CREZ Master Lease or any Material Project Document, (v) amend, supplement or modify the CREZ Master Lease or any Material Project Document (in each case as in effect when originally delivered to and accepted by the Administrative Agent); it being understood and agreed that the entering into and completion of lease supplements in accordance with the CREZ Master Lease, including pursuant to Section 6.10(b) hereof, is not an amendment, supplement or modification of the CREZ Master Lease for purposes hereof to which it is a party; provided that (x) work orders or notices to proceed entered under Material Project Documents and (y) change orders to the Material Project Documents consented to by the Independent Engineer are not amendments, supplements or modifications of Material Project Documents for purposes hereof and provided further that, with respect to any such change orders the dollar value of which is not greater than

$500,000 individually and $2,000,000 in the aggregate for the applicable Material Project Document and which are included in or within the Construction Budget and Schedule, the consent of the Independent Engineer will not be required or (vi) enter into any new agreement or instrument replacing or supplementing the CREZ Master Lease or any Material Project Document other than in accordance with Section 6.10(b); in each case of clauses (i) through (vi) above without first obtaining the prior written approval of the Required Financing Parties.

7.10. Amendments to Organizational Documents. The Borrower shall not amend its certificate of formation or other formation documents, limited liability company agreement or any other organizational document without the consent of the Required Financing Parties.

7.11. Amendments to Construction Budget and Schedule. The Borrower shall not amend the Base CREZ Budget, the CREZ II Budget or the Construction Budget and Schedule without the consent of the Required Financing Parties; provided that amendments solely requiring the funding of additional equity shall be permitted.

7.12. Additional Project Agreements. The Borrower shall not enter into any Additional Project Agreement without first (a) delivering to the Administrative Agent, in no event later, than ten (10) Business Days before the anticipated execution date of such Additional Project Agreement, a final draft thereof and (b) obtaining the prior written approval of the Required Financing Parties. Concurrently with the delivery of each such Additional Project Agreement, the Borrower shall use its commercially reasonable efforts to cause each other party to such agreement to execute and deliver to the Administrative Agent a Consent and Agreement to collateral assignment in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Borrower shall deliver to the Administrative Agent promptly, but in no event later than seven (7) days after the receipt thereof by the Borrower, copies of any Additional Project Agreements obtained or entered into by the Borrower after the Closing Date (which copy shall be subject to Section 7.9) and any material amendment, supplement or other modification to any Additional Project Agreement received by the Borrower after the Closing Date.

7.13. Swap Agreements. The Borrower shall not enter into any Swap Agreement other than as contemplated by Section 6.21.

7.14. ERISA. The Borrower shall not engage in or suffer any ERISA Event that would subject the Borrower to any tax, penalty or other liabilities in an amount that could reasonably be expected to have a Material Adverse Effect.

7.15. No Subsidiaries. The Borrower shall not create, form or acquire any Subsidiary or enter into any partnership or joint venture.

7.16. Accounts. The Borrower shall not have any “deposit accounts” with a “bank” (within the meaning of Section 9-102 of the UCC) other than the Collateral Accounts, as applicable, established in accordance with the Depositary Agreement and the other Financing Documents.

7.17. Terrorism Sanctions Regulations. The Borrower will not (a) become listed on the OFAC SDN List or (b) have any investments in or engage in any dealings or transactions with any Persons listed on the OFAC SDN List if such investments, dealings or transactions would cause any Lender or any holder of a Note to be in violations of any laws or regulations that are applicable to such Lender or holder.

7.18. Regulations. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.

7.19. Negative Pledge Clauses. The Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the Borrower’s ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Financing Documents to which it is a party other than this Agreement and the other Financing Documents.

7.20. Remaining Equity Commitment. Prior to the commencement of the Second Phase Construction Loan Availability Period, the Borrower shall not incur Project Costs the payment for which is due prior to October 15, 2011, unless after giving effect to the payment of such Project Costs, the Remaining Equity Commitment shall be greater than 105% of the First Phase Loan Agreement Obligations Amount.

ARTICLE 8.

EVENTS OF DEFAULT; REMEDIES

The occurrence of any of the following events, described in Sections 8.1 through 8.16 inclusive, shall constitute an event of default (individually, an “Event of Default,” and collectively, the “Events of Default”) hereunder:

8.1. Failure to Make Payments. (a) (i) The Borrower shall fail to pay any principal of any Loan or the Fixed Term Notes or any reimbursement obligation in respect of any Letter of Credit when due in accordance with the terms hereof; the Borrower shall fail to pay any Make-Whole Amount when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or in respect of the Fixed Term Notes, or any other amount payable hereunder or under any other Financing Document, within three (3) days after any such interest or other amount becomes due in accordance with the terms hereof.

(b) An Event of Default or Termination Event (as defined under the Swap Agreements) by the Borrower shall have occurred and be continuing under any Swap Agreement as the result of the Borrower’s failure to pay any amount due under such Swap Agreement.

8.2. Misrepresentations. Any representation or warranty made or deemed made by the Borrower herein or in any other Financing Document, any amendment or modification thereof or waiver thereto or that is contained in any certificate, document or financial or other statement furnished by it or at any time under or in connection with this Agreement or any such other Financing Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed hereunder to be made and, if such misrepresentation is susceptible to cure, the adverse effect of the misrepresentation is not remedied within thirty (30) days of the Borrower receiving notice or knowledge thereof or as remedied, could reasonably be expected to have a Material Adverse Effect.

8.3. Breach of Terms of This Agreement, Other Financing Documents.

(a) The Borrower shall default in the observance or performance of any agreement contained in Sections 6.2(b), 6.3(a), 6.5(a) or (b), 6.8, 6.17, 6.21 or Article 7 hereof.

(b) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Financing Document (other than as provided elsewhere in this Article 8), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Financing Parties.

8.4. Cross Default. The Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000.

8.5. Bankruptcy; Insolvency. (a) The Borrower or any of the Pledgor, TDC, General Partner, Operating Partnership or the Lessee (each, a “Borrower Party”) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (b) there shall be commenced against the Borrower or any Borrower Party any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed or undischarged for a period of 60 days, or (c) there shall be commenced against the Borrower or any Borrower Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (d) the Borrower or any Borrower Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above, or (e) either the Borrower or the Lessee shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or (f) or the Borrower or any Borrower Party shall make a general assignment for the benefit of its creditors.

8.6. ERISA Events. (a) An ERISA Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan, (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (e) any other event or condition shall occur or exist with respect to an ERISA Plan, a Foreign Plan or a Foreign Benefit Arrangement; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Financing Parties, reasonably be expected to result in a Material Adverse Effect.

8.7. Judgments. (a) One or more monetary judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (which liability is not paid or is not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Administrative Agent by the Insurance Consultant) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(b) One or more non-monetary judgments or decrees shall be entered against the Borrower which can reasonably be expected to result in a Material Adverse Effect, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

8.8. Financing Documents; Security. Any of the Financing Documents shall cease, for any reason, to be in full force and effect, the Borrower or any Affiliate thereof shall so assert or any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by the Borrower or the Pledgor not to be, a valid and perfected security interest having the priority required by this Agreement or the relevant Security Document in the securities, assets or properties covered thereby.

8.9. Loss of Applicable Permits or CCNs. Any Applicable Permit or CCN necessary for the construction or operation of the Project shall be materially modified in an adverse manner, revoked, suspended, terminated, non-renewed, or cancelled by the issuing agency or other Governmental Authority having jurisdiction or the Borrower shall fail to obtain, renew, maintain or comply in all respects with any Applicable Permit or CCN, as applicable, if such event, together with all such other events, could, in the sole judgment of the Required Financing Parties be materially adverse to the Required Financing Parties; provided, however, that an Event of Default with respect to an Applicable Permit or CCN shall not be deemed to have occurred if such Applicable Permit or CCN, as applicable, has been replaced within thirty (30) days of the occurrence of a Default under this Section 8.9 by a replacement Applicable Permit or CNN, as applicable, in form and substance reasonably acceptable to the Required Financing Parties, so long as no Material Adverse Effect shall have occurred during such thirty (30) day period.

8.10. Equity Commitment. (a) Any Founding Equity Investor, Guarantor thereof or any other Person paying the obligations of the foregoing, the Operating Partnership, TDC, or the Pledgor shall default in the observance or performance of any agreement contained in Section 2.1 of the Equity Contribution Agreement or any other provision of the Equity Contribution Agreement requiring any such party to make payments or fund equity thereunder unless within five (5) Business Days of such default one or more Founding Equity Investors, the Operating Partnership, TDC, the Pledgor or another Person shall have made any necessary payment or funding to cure such default or (b) the Equity Letter of Credit shall cease to be in full force and effect for any reason in an amount at least equal to the Remaining Equity Commitment in accordance with the Equity Contribution Agreement (unless such Equity Letter of Credit has been fully drawn by the Administrative Agent or the Equity Commitment is cash collateralized as contemplated by the Equity Contribution Agreement in an amount at least equal to the Remaining Equity Commitment), and the circumstances described in clause (a) or (b) above shall remain unremedied for five (5) Business Days.

8.11. Abandonment of Project. The Borrower shall have affirmatively abandoned the development, construction or operation of the Project for a period of at least ten (10) consecutive days.

8.12. Breach of Material Project Documents.

(a) A default or event of default shall occur and be continuing under the CREZ Master Lease.

(b) Subject to Section 8.13, the Borrower or any other party thereto shall breach or be in default under any material term, condition, provision, covenant, representation or warranty contained in any Material Project Document and the Required Financing Parties shall have determined that the effect of such breach or default could be reasonably expected to have a Material Adverse Effect on the Borrower or the Project and such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent or the Financing Parties to the Borrower; provided, however, that if (a) such breach or default cannot be cured within such thirty (30) day period, (b) such breach or default is susceptible to cure within 90 days, (c) such breach or default is by any party other than the Borrower, (d) such breach or default has not resulted, and could not, with the additional cure time contemplated by this proviso, be reasonably expected to result, in a Material Adverse Effect, and (e) such other party is proceeding with all requisite diligence and in good faith to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of sixty (60) days after the end of the initial thirty (30) day period, as shall be necessary for such party diligently to cure such failure.

(c) A Material Project Participant has delivered to the Borrower a written notice of default pursuant to the relevant Material Project Document (or the occurrence of any default that does not require a notice to affect a termination of such Material Project Document), such default, if not cured, gives such Material Project Participant the right to terminate such Material Project Document, the cure period provided thereunder in respect of such default has expired (or there is no cure period), and such default continues unremedied.

8.13. Loss of Material Project Document. Notwithstanding Section 8.12, any Material Project Document shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default thereunder; provided, however, that such Event of Default with respect to a Material Project Document shall not be deemed to have occurred if such Material Project Document has been replaced within thirty (30) days of the occurrence of a Default under this Section 8.13 by a replacement Material Project Document in form and substance reasonably acceptable to the Required Financing Parties.

8.14. Loss of Collateral. Any material portion of the Borrower’s property is damaged, seized or appropriated without fair value being paid therefor such as to allow replacement of such property and to allow the Borrower to continue satisfying its obligations hereunder and under the other Operative Documents, in each case after giving effect to any cash contributions to the common equity of the Borrower (other than pursuant to the Equity Contribution Agreement) made to the Borrower after the Closing Date and applied to such replacement.

8.15. Failure to Satisfy Conditions to Second Phase Construction Loans. The Borrower shall have failed to satisfy the conditions to the initial Borrowing of Second Phase Construction Loans on or prior to October 15, 2011.

8.16. Term Conversion. Term Conversion shall not have occurred on or prior to June 30, 2014.

8.17. Remedies. Upon the occurrence and during the continuation of (a) an Event of Default specified in Section 8.5(a) or (b) with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon, and including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other amounts owing under this Agreement and the other Financing Documents shall become immediately due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 3.9, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding and (b) an Event of Default with respect to any Person other than the Borrower or an Event of Default with respect to the Borrower other than the Events of Default specified in clause (a) above, either or all of the following actions may be taken: (i) with the consent of the Required Financing Parties, the Administrative Agent may, or upon the request of the Required Financing Parties, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, (ii) with the consent of the Required Financing Parties, the Administrative Agent may, or upon the request of the Required Financing Parties, the Administrative Agent shall, declare the Loans and the Fixed Rate Notes (with accrued interest thereon and the Make-Whole Amount) and all other amounts owing under this Agreement and the other Financing Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (iii) with the consent of the Required Financing Parties, the Administrative Agent may, or upon the request of the Required Financing Parties, the Administrative Agent shall, cause the Collateral Agent to draw in whole or in part upon each Equity Letter of Credit, (iv) the Borrower shall provide cash collateral pursuant to Section 3.9, (v) with the consent of the Required Financing Parties, and after taking action in accordance with clauses (i) or (ii) above, the Administrative Agent may, or upon the request of the Required Financing Parties, the Administrative Agent shall, upon one (1) Business Day prior notice to the Borrower, enter into possession of the Project and perform any and all work and labor necessary to complete the Project or operate and maintain the Project, and all sums expended by the Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and the principal amount of the Fixed Rate Notes, (vi) with the consent of the Required Financing Parties, the Administrative Agent may, or upon the request of the Required Financing Parties, shall, cause the Collateral Agent to, apply or execute upon any amounts on deposit in any Collateral Account, any proceeds from an Event of Loss or any other moneys of the Borrower on deposit with the Agents or any Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral, and (vii) with the consent of the Required Financing Parties, the Administrative Agent may, or upon the request of the Required Financing Parties, the Administrative Agent shall, cause the Collateral Agent to, draw upon or make a demand under any Security Document or any Material Project Document collaterally assigned to Collateral Agent by the Borrower. Upon the occurrence and during the continuation of an Event of Default specified in Section 8.1(a)(i) or Section 8.1 (a)(ii) for 365 days, the Administrative Agent may declare the Loans (with accrued interest thereon to the Lenders) and all other amounts owing under this Agreement and any Fixed Rate Note Holder may declare its Fixed Rate Notes (with accrued interest thereon and Make-Whole Amount) and all other amounts owing under this Agreement and the other Financing Documents to such Fixed Rate Note Holder to be due and payable, and the other Financing Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Notwithstanding anything to the contrary contained herein, (i) the Lenders may make disbursements or Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required by the Borrower under any Material Project Documents to which it is party as the Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and the principal amount of the Fixed Rate Notes and (ii) the Administrative Agent and the Collateral Agent may exercise any and all rights and remedies available to them under any of the Financing Documents at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.

8.18. Application of Proceeds. The Proceeds (as defined in the Security Agreement) received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement in accordance with Section 4.14 of the Security Agreement.

ARTICLE 9.

ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS

9.1. Appointment.

(a) Each Financing Party hereby irrevocably designates and appoints the Administrative Agent as the agent of such Financing Party under this Agreement and the other Financing Documents, and each such Financing Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.

(b) Each Financing Party hereby irrevocably designates and appoints the Collateral Agent as the agent of such Financing Party under this Agreement and the other Financing Documents, and each such Financing Party irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Financing Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Agents.

9.2. Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and the other Financing Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

9.3. Exculpatory Provisions. None of the Agents nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Financing Parties for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Financing Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of the Borrower.

9.4. Reliance by Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each of the Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Document unless such Agent shall first receive such advice or concurrence of the Required Financing Parties (or, if so specified by this Agreement, all Financing Parties) in the case of the Administrative Agent, or of the Administrative Agent in the case of the Collateral Agent, as it deems appropriate or it shall first be indemnified to its satisfaction by the Financing Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Financing Documents in accordance with a request of the Required Financing Parties (or, if so specified by this Agreement, all Financing Parties), and such request and any action taken or failure to act in the case of the Administrative Agent, or of the Administrative Agent in the case of the Collateral Agent, pursuant thereto shall be binding upon all the Financing Parties and all future holders of the Loans and Fixed Rate Note.

9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Financing Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Financing Parties and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Financing Parties (or, if so specified by this Agreement, all Financing Parties); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Financing Parties.

9.6. Non-Reliance on the Agents and Other Financing Parties. Each Financing Party expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Agents to any Financing Party. Each Financing Party represents to the Agents that it has, independently and without reliance upon any other Financing Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its Loans or purchase the Fixed Rate Notes hereunder and enter into this Agreement. Each Financing Party also represents that it will, independently and without reliance upon the Agents or any other Financing Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Financing Parties by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Financing Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Affiliates that may come into the possession of the Agents or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7. Indemnification. The Financing Parties agree to indemnify each of the Administrative Agent, the Collateral Agent and their officers, directors, employees, affiliates, agents, advisors and controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this Section (with such pro rata share calculated as (i) prior to the Term Conversion Date, such Financing Party’s pro rata share of the aggregate outstanding Construction Loans and Fixed Rate Notes and (ii) on or after the Term Conversion Date, such Financing Party’s pro rata share of the aggregate outstanding Term Loans and Fixed Rate Note), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, including Environmental Claims, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans or redemption of the Fixed Rate Note) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Financing Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans, the redemption of the Fixed Rate Notes, and all other amounts payable hereunder.

9.8. Agents in Their Individual Capacity. Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each of the Agents shall have the same rights and powers under this Agreement and the other Financing Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

9.9. Successor Agents. The Administrative Agent may resign as Administrative Agent upon thirty (30) Business Days’ notice to the Financing Parties and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Financing Documents, then the Required Financing Parties shall appoint from among the Lenders a successor agent for the Financing Parties, which successor agent shall (unless an Event of Default under Section 8.1 or 8.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Financing Parties shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Financing Parties appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit. The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Administrative Agent, the Financing Parties and the Borrower. If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Financing Documents, then the Required Financing Parties shall appoint from among the Lenders a successor agent for the Financing Parties, which successor agent shall (unless an Event of Default under Section 8.1 or 8.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Financing Parties shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Financing Parties appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit.

9.10. Agents under Security Documents. Each Financing Party hereby authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Financing Parties with respect to the Collateral and the Security Documents. For the avoidance of doubt, the Collateral Agent shall receive direction either from the Administrative Agent directly or from the Administrative Agent on behalf of the Required Financing Parties.

9.11. Collateral Agent’s Duties. Whenever reference is made in this Agreement or any Security Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in accordance with this Agreement and the Security Documents. This provision is intended solely for the benefit of the Collateral Agent and its permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Security Documents, or confer any rights or benefits on any party hereto.

9.12. Right to Realize on Collateral. Notwithstanding anything to the contrary contained in any of the Financing Documents, the Borrower, the Administrative Agent, the Collateral Agent, and each Financing Party hereby agree that (i) no Financing Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Financing Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Financing Party or Financing Parties in its or their respective individual capacities unless the Required Financing Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

9.13. Other Agents. None of the Co-Documentation Agents, Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE 10.

MISCELLANEOUS

10.1. Amendments. (a) Neither this Agreement, any other Financing Document, nor any terms hereof or thereof may be amended or modified except in accordance with the provisions of this Section 10.1. The Required Financing Parties and the Borrower party to the relevant Financing Document may, or with the written consent of the Required Financing Parties, the Administrative Agent and the Borrower party to the relevant Financing Document shall, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Financing Documents for the purpose of adding any provisions to this Agreement or the other Financing Documents or changing in any manner the rights of the Financing Parties or of the Borrower hereunder or thereunder; provided that with respect to any amendment or supplement that adversely affects the Collateral Agent, the written consent of the Collateral Agent shall be required and with respect to any amendment or supplement that adversely affects the Issuing Bank, the written consent of the Issuing Bank shall be required or (ii) waive, on such terms and conditions as the Required Financing Parties or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Financing Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) Forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Financing Parties)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;

(B) Forgive the principal amount or extend the final scheduled date of maturity of the Fixed Rate Notes, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Financing Parties)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Fixed Rate Note Holder directly affected thereby;

(C) eliminate or reduce the voting rights of any Financing Party under this Section 10.1 without the written consent of such Financing Party;

(D) (i) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Financing Documents, or (ii) release a material portion of the Collateral or any of the Material Project Documents, in each case without the written consent of all Financing Parties;

(E) amend, modify or waive any provision of Section 2.19(b) or (c) without the written consent of all Financing Parties;

(F) amend, modify or waive any provision affecting the rights or duties of an Issuing Bank hereunder without the written consent of the Issuing Bank;

(G) reduce the percentage specified in the definition of Required Financing Parties without the written consent of all Financing Parties; or

(H) amend, modify or waive any provision of Article 9 or any other provision of any Financing Document that affects the Agents without the written consent of the applicable Agent.

(b) Notwithstanding anything to the contrary contained in this Section 10.1, any Financing Document, this Agreement or any related document may be amended, supplemented or waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Financing Party if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Financing Document or other document to be consistent with this Agreement and the other Financing Documents.

(c) Notwithstanding anything to the contrary contained in this Section 10.1, to the extent any amendment, supplement or modification hereto results in an increase in the interest rates provided in the definition of ‘Applicable Margin’, the interest rate applicable to the Fixed Rate Notes shall automatically be increased by the amount of such increase.

10.2. Addresses. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received during the recipient’s normal business hours, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Fixed Rate Note Holders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Sharyland Projects, L.L.C. Address: 1900 North Akard Street Dallas, TX 75201-2300 Attention: W. Kirk Baker Telecopy: (214) 855-6968 Telephone: (214) 978-8918

Administrative Agent and Collateral Agent:	Société Générale Address: 1221 Avenue of the Americas, 11th Floor New York, NY 10020 Attention: Jay Leung Telecopy: (212) 278-6136 Telephone: (212) 278-6976

Structuring and Documentation Advisor:	Prudential Investment Management, Inc. c/o Prudential Capital Group Address: 2200 Ross Avenue, Suite 4200E Dallas, TX 75201
Attention: Managing Director, Electric Finance Group Telecopy: (214) 720-6200 Telephone: (214) 720-6297

with a copy to:

Prudential Capital Group Address: 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attention: William H. Bulmer Telecopy: (214) 720-6200 Telephone: (214) 720-6296

Issuing Bank:	The Royal Bank of Scotland plc Address: 600 Washington Blvd. Stamford, CT 06902 Attention: Richard Emmich Telecopy: (212) 401-1494 Telephone: (203) 897-7619

; provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent, the Issuing Bank or the Financing Parties shall not be effective until received during its normal business hours.

Notices and other communications to the Financing Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Financing Party. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies.

(a) No failure or delay of the Collateral Agent, Issuing Bank, Administrative Agent or any Financing Party in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) The rights and remedies of the Collateral Agent, Issuing Bank, the Administrative Agent and the Secured Parties hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Agents for all of such Agent’s reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Financing Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel and one regulatory counsel to the Administrative Agent and Collateral Agent on behalf of the Financing Parties, filing and recording fees and expenses, and the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as each such Agent shall deem appropriate, (b) to pay or reimburse each Financing Party and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Financing Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Financing Party and of counsel to the Agents, (c) to pay, indemnify, and hold each Financing Party and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Financing Documents and any such other documents, and (d) to pay, indemnify, and hold each Financing Party and each Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Financing Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the Fixed Rate Notes, any Letter of Credit, the Equity Letter of Credit, any of the transactions contemplated by the Operative Documents or the non-compliance by any party with the provisions thereof or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower and the reasonable fees and expenses of legal counsel in connection with claims (including Environmental Claims), actions or proceedings by any Indemnitee against the Borrower under any Financing Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that it might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Kristin Dohn, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans, the Fixed Rate Notes and all other amounts payable hereunder.

10.6. Attorney In Fact.

(a) For the purpose of allowing the Administrative Agent to exercise its rights and remedies provided in Article 8 following the occurrence and during the continuation of any Event of Default, the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any part or all of the Project in the name of the Borrower, and hereby empowers such attorney or attorneys, following the occurrence and during the continuation of any Event of Default, as follows:

(i) To use any unadvanced proceeds of the Loans for the purpose of completing, operating or maintaining any or all of the Project as required by the Material Project Documents.

(ii) To employ such contractors, subcontractors, agents, architects and inspectors as reasonably shall be required for such purposes;

(iii) To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Project or the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided;

(iv) To execute applications and certificates in the name of the Borrower which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of the Borrower in connection with any or all of the Project;

(v) To prosecute and defend all actions or proceedings in connection with any or all of the Project or the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Financing Documents;

(vi) To do any and every lawful act which the Borrower might do on its behalf with respect to the Collateral or any part thereof or any or all of the Project and to exercise any or all of the Borrower’s rights and remedies under any or all of the Material Project Documents; and

(vii) To use any funds contained in any Collateral Account, to pay interest and principal on the Loans and the Fixed Rate Note.

(b) This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

10.7. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except in connection with a Pledgor Acquisition as provided in Section 2.12(c)(ii), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank and each Financing Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Financing Party may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.7.

(b)(i) Subject to the conditions set forth in paragraph (b)(iii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Issuing Bank (such consent not to be unreasonably withheld), provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Any Fixed Rate Note Holder may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Fixed Rate Note) with the prior written consent of the Administrative Agent; provided that the General Partner and Operating Partnership shall have a ‘right of first offer’ with respect to all assignments of the Fixed Rate Note.

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 or shall be in whole multiples of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) no Lender (including any assignee of any Lender) may assign any portion of its Commitment or Loans to a new lender if such assignment would result, at the time of such transfer only, in claims made by such new lender for costs pursuant to Section 2.21 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs.

For the purposes of this Section 10.7, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.21, 2.22, 2.23 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Financing Parties, and the Commitments of, principal amount of the Loans owing to, and outstanding amount of Fixed Rate Notes, of each Financing Party pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Financing Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Financing Party hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Financing Party at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) The Issuing Bank may, without the consent of the Borrower or the Administrative Agent, assign its L/C Commitment to any Lender that meets the requirements of the applicable Material Project Documents for the issuance of letters of credit to the Borrower.

(d) For any assignment with respect to which the consent of the Borrower is not required, the assigning Financing Party or Issuing Bank shall, promptly after the effectiveness of any such assignment, notify the Borrower thereof; provided that the assignment shall be effective regardless of whether such notice is provided.

(e)(i) Any Financing Party or the Issuing Bank may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Financing Party’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it, or all or a portion of its portion of the Fixed Rate Note); provided that (A) such Financing Party’s obligations under this Agreement shall remain unchanged, (B) such Financing Party shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Financing Parties shall continue to deal solely and directly with such Financing Party in connection with such Financing Party’s rights and obligations under this Agreement. Any agreement pursuant to which a Financing Party sells such a participation shall provide that such Financing Party shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Financing Party will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Financing Party directly affected thereby pursuant to Section 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and the limitations of, Sections 2.21, 2.22 and 2.23 to the same extent as if it were a Financing Party and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9(b) as though it were a Financing Party, provided such Participant shall be subject to Section 10.9(a) as though it were a Financing Party. Each Financing Party that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Financing Party shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Financing Party shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.21 or 2.22 than the applicable Financing Party would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.22 unless such Participant complies with Section 2.22(f) and (g). In no event shall the Borrower be responsible for any costs or expenses of any counsel engaged by a Participant.

(f) Any Financing Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Financing Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Financing Party from any of its obligations hereunder or substitute any such pledgee or Assignee for such Financing Party as a party hereto.

(g) The Borrower, upon receipt of written notice from the relevant Financing Party, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section

10.7(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(i) By its acquisition of Loans, Commitments or any part of the Fixed Rate Notes, an Affiliated Financing Party shall be deemed to have acknowledged and agreed that (i) it shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender or Fixed Rate Note Holder, against the Administrative Agent, the Collateral Agent or any other Lender or Fixed Rate Note Holder with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender or Fixed Rate Note Holder under the Financing Documents, (ii) the Loans and Fixed Rate Notes held by an Affiliated Financing Party shall be disregarded in both the numerator and denominator in the calculation of any Financing Party vote, (iii) each Affiliated Financing Party hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Financing Party’s attorney-in-fact, with full authority in the place and stead of such Affiliated Financing Party and in the name of such Affiliated Financing Party (solely in respect of Loans and participations therein and the Fixed Rate Notes and not in respect of any other claim or status such Affiliated Financing Party may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (j), and (iv) the aggregate principal amount of Loans and Fixed Rate Notes held at any one time by Affiliated Financing Party may not exceed 30% of the sum of (x) the aggregate principal amount of Loans outstanding at such time and (y) the principal amount of the Fixed Rate Notes outstanding at such time under this Agreement.

10.8. Representations and Warranties of the Fixed Rate Note Purchasers; Registration and Exchange of Fixed Rate Notes.

(a) Each Fixed Rate Note Purchaser severally represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. Each Fixed Rate Note Purchaser severally represents that it is purchasing the Fixed Rate Notes for its own account or for one or more separate accounts maintained by such Fixed Rate Note Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Fixed Rate Note Purchaser’s property shall at all times be within such Fixed Rate Note Purchaser’s control. Each Fixed Rate Note Purchaser understands that the Fixed Rate Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Borrower is not required to register the Fixed Rate Notes.

(b) The Borrower shall keep at its principal executive office a register for the registration and registration of transfers of Fixed Rate Notes. The name and address of each Fixed Rate Note Holder of one or more Fixed Rate Notes, each transfer thereof and the name and address of each transferee of one or more Fixed Rate Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Fixed Rate Notes shall be registered shall be deemed and treated as the owner and Fixed Rate Note Holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary. In addition to and not in limitation of any representations contained herein, each Fixed Rate Note Holder acknowledges and agrees that the Fixed Rate Notes have not been registered under the Securities Act and may not be transferred except pursuant to registration or an exemption therefrom and in compliance with Section 10.7 hereof.

(c) Subject to compliance with Section 10.7, upon surrender of any Fixed Rate Note to the Borrower at the address and to the attention of the designated officer (all as specified in Section 10.2) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Fixed Rate Note Holder of such Fixed Rate Note or such Fixed Rate Note Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Fixed Rate Note or part thereof), within ten Business Days thereafter, the Borrower shall execute and deliver, at the Borrower’s expense (except as provided below), one or more new Fixed Rate Notes (as requested by the Fixed Rate Note Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Fixed Rate Note. Each such new Fixed Rate Note shall be payable to such Person as such Fixed Rate Note Holder may request and shall be substantially in the form of Exhibit B. Each such new Fixed Rate Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Fixed Rate Note or dated the date of the surrendered Fixed Rate Note if no interest shall have been paid thereon. The Borrower may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Fixed Rate Notes. Any transferee, by its acceptance of a Fixed Rate Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 10.8(a).

10.9. Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Financing Document or a court order expressly provides for payments to be allocated to a particular Financing Party or to the Financing Parties, if any Financing Party (a “Benefited Financing Party”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.7), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Financing Party, if any, in respect of the Obligations owing to such other Financing Party, such Benefited Financing Party shall purchase for cash from the other Financing Parties a participating interest in such portion of the Obligations owing to each such other Financing Party, or shall provide such other Financing Parties with the benefits of any such collateral, as shall be necessary to cause such Benefited Financing Party to share the excess payment or benefits of such collateral ratably with each of the Financing Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Financing Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Financing Parties provided by law, each Financing Party shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by set-off or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Financing Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Financing Party agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Financing Party, provided that the failure to give such notice shall not affect the validity of such application.

10.10. Entire Agreement. This Agreement, together with other agreements attached hereto or referred to herein and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents.

10.11. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts in any manner permitted by Legal Requirements. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.14. Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

10.15. Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Documents;

(b) neither the Administrative Agent nor any Financing Party has any fiduciary relationship with or duty the Borrower arising out of or in connection with this Agreement or any of the other Financing Documents, and the relationship between Administrative Agent and Financing Parties, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby among the Financing Parties or among the Borrower and the Financing Parties.

10.16. Security Documents. Reference is hereby made to the Security Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Borrower and the rights of the Agents and the Financing Parties with respect to such security.

10.17. Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.18.

10.19. Usury. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to the Borrower or credited against the principal balance of the Notes then outstanding.

10.20. Confidentiality. Each of the Agents and each Financing Party agrees to keep confidential all non-public information provided to it by the Borrower, any Agent or any Financing Party pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agents or any Financing Party from disclosing any such information (a) to another Agent, any other Financing Party or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or the SVO, or, in each case, any similar organization or any nationally recognized rating agency that requires access to information about a Financing Party’s investment portfolio in connection with ratings issued with respect to such Financing Party, (i) in connection with the exercise of any remedy hereunder or under any other Financing Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Financing Party acknowledges that information furnished to it pursuant to this Agreement or the other Financing Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Financing Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Financing Party represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when executed and delivered by each Person intended to be a party hereto. Delivery of an executed counterpart to this Agreement by facsimile transmission or “pdf” electronic format shall be as effective as delivery of a manually signed original.

10.22. Third Party Beneficiaries. Subject to Section 10.7(c) and Section 10.5 of this Agreement, there shall be no third party beneficiaries to this Agreement or any provision hereof.

10.23. Patriot Act Compliance. The Administrative Agent hereby notifies the parties hereto that, pursuant to the requirements of the Patriot Act, it and the Collateral Agent, the Issuing Bank and any Financing Party shall be required to obtain, verify and record information that identifies the party, which information includes the names and addresses and other information that will allow it, the Issuing Bank, the Collateral Agent or any Financing Party to identify the party in accordance with the requirements of the Patriot Act. The party shall promptly deliver information described in the immediately preceding sentence when requested by the Administrative Agent, the Issuing Bank, any other Agent or any Financing Party in writing pursuant to the requirements of the Patriot Act.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Very truly yours,

SHARYLAND PROJECTS, L.L.C.

By:	/s/ W. Kirk Baker
Name: W. Kirk Baker
Title: President

SOCIÉTÉ GÉNÉRALE, as Administrative Agent and Collateral Agent

By:	/s/ Robert J Preminger
Name: Robert J Preminger
Title: Managing Director

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ ROBERTO S SIMON
Name: ROBERTO S SIMON
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as Issuing Bank, Co-Syndication Agent, and Lender

By:	/s/ Jonathan Kim
Name: Jonathan Kim
Title: Director
Authorised Signatory

ROYAL BANK OF CANADA, as Co-Syndication Agent and Lender

By:	/s/ William J. Caggiano
Name: William J. Caggiano
Title: Authorised Signatory

[CREZ Credit Agreement – Signature Page]

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Richard Carrell
	Name:	Richard Carrell
	Title:	Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Richard Carrell
	Name:	Richard Carrell
	Title:	Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Richard Carrell
		Name:	Richard Carrell
		Title:	Vice President

[CREZ Credit Agreement – Signature Page]

MIZUHO CORPORATE BANK LTD

By:	/s/ Christopher Stolarski
	Name:	Christopher Stolarski
	Title:	Senior Vice President

[CREZ Credit Agreement – Signature Page]

THE BANK OF NOVA SCOTIA

By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

[CREZ Credit Agreement – Signature Page]

Sumitomo Mitsui Banking Corporation

By:	/s/ Hiroshi Higuma
	Name:	Hiroshi Higuma
	Title:	Joint General Manager

[CREZ Credit Agreement – Signature Page]

COBANK, ACB

By:	/s/ Lori Kepner
	Name:	Lori Kepner
	Title:	Vice President

[CREZ Credit Agreement – Signature Page]

DnB NOR Bank ASA

By:	/s/ Mark Dennes
Name:	Mark Dennes
Title:	Senior Vice President

By:	/s/ Evan Uhlick
Name:	Evan Uhlick
Title:	Vice President

[CREZ Credit Agreement – Signature Page]

Natixis, New York Branch

By:	/s/ Richard Garcia
	Name:	Richard Garcia
	Title:	Senior Managing Director

By:	/s/ Amit Roy
	Name:	Amit Roy
	Title:	Director

[CREZ Credit Agreement – Signature Page]

Sovereign Bank

By:	/s/ Robert D. Lanigan
	Name:	Robert D. Lanigan
	Title:	SVP

[CREZ Credit Agreement – Signature Page]

THE SUMITOMO TRUST and BANKING CO., LTD., NEW YORK BRANCH

By:	/s/ Albert C. Tew II
	Name:	ALBERT C. TEW II
	Title:	VICE PRESIDENT

[CREZ Credit Agreement – Signature Page]

SIEMENS FINANCIAL SERVICES, INC

By:	/s/ David Kantes
	Name:	David Kantes
	Title:	Senior Vice President and Chief Risk Officer

By:	/s/ Matthias Grossmann
	Name:	Matthias Grossmann
	Title:	Sr. VP & CFO

[CREZ Credit Agreement – Signature Page]

CIBC INC.

By:	/s/ Dominic J. Sorresso
	Name:	Dominic J. Sorresso
	Title:	Executive Director

By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Executive Director

CIBC World Markets Corp.
Authorized Signatory

[CREZ Credit Agreement – Signature Page]

Wells Fargo Bank, National Association

By:	/s/ Yann Blindert
	Name:	Yann Blindert
	Title:	Vice President

[CREZ Credit Agreement – Signature Page]

Schedule 1.1A

Commitments

Lender	Construction Loan Commitment
Royal Bank of Canada	$55,000,000
The Royal Bank of Scotland plc	$5,000,000
Société Générale	$55,000,000
Mizuho Corporate Bank Ltd.	$50,000,000
The Bank of Nova Scotia	$50,000,000
Sumitomo Mitsui Banking Corporation	$50,000,000
CoBank, ACB	$44,000,000
DnB NOR Bank ASA	$44,000,000
Natixis	$44,000,000
Sovereign Bank	$44,000,000
The Sumitomo Trust and Banking Co., Ltd., New York Branch	$44,000,000
Siemens Financial Services	$44,000,000
CIBC Inc.	$44,000,000
Wells Fargo Bank, National Association	$44,000,000

Issuing Bank	L/C Commitment
The Royal Bank of Scotland plc	$50,000,000